Exhibit 2.1

EXECUTION VERSION

AMENDED AND RESTATED MEMBERSHIP INTEREST Purchase Agreement

by and among

assisted 4 living, inc.,

Richard T. Mason,

G. Shayne Bench

AND

Trillium Healthcare Group, LLC

Dated as of June 10, 2021

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Annexes:
Annex 1 Purchase Price Bank Account

Exhibits:
Exhibit A - Definitions
Exhibit B - Form of Assignment

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Amended and restated MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Amended and Restated Membership Interest Purchase Agreement (as amended or otherwise modified, this “Agreement”), dated as of June 10, 2021 (the “Signing Date”), is entered into by and among (a) Assisted 4 Living, Inc., a Nevada corporation (“Buyer”), (b) Trillium Healthcare Group, LLC, a Florida limited liability company (the “Seller”), (c) Richard T. Mason (“Mason”), the principal owner of Balmoral Castle Investments, LLC and G. Shayne Bench (“Bench” and, together with Mason, each an “Owner” and, collectively, the “Owners”), the principal owner of Bucuti Investments, LLC. Seller and the Owners may be individually referred to herein each as a “Seller Party” or, collectively, as the “Seller Parties”.

RECITALS

A.	The Parties previously entered into a Membership Interest Purchase Agreement, dated as of January 29, 2021 (the “Effective Date”), as subsequently amended by that certain First Amendment to Membership Interest Purchase Agreement, dated as of March 4, 2021, a certain Second Amendment to Membership Interest Purchase Agreement, dated as of April 5, 2021, a certain Third Amendment to Membership Interest Purchase Agreement, dated as of April 29, 2021, and a certain Fourth Amendment to Membership Interest Purchase Agreement, dated as of May 27, 2021 (collectively, the “Prior Agreement”).

B.	The Parties desire to amend and restate the Prior Agreement as set forth in this Agreement as of the Effective Date.

C.	Owners are collectively the ultimate indirect owners of all of the issued and outstanding Ownership Interests of Seller.

D.	Seller is the record owner of all of the issued and outstanding Ownership Interests of Fairway Healthcare Properties, LLC and Trillium Healthcare Consulting, LLC (the “Interests”). Fairway Healthcare Properties, LLC and Trillium Healthcare Consulting, LLC and each of their respective direct and indirect Subsidiaries, as the case may be, are referred to herein each as a “Group Company” and, collectively, the “Group Companies”.

E.	The Group Companies own all of the Assets related to, or used or held for use in connection with, the business being conducted by and through the Group Companies, including, without limitation, the business of providing rehabilitation, skilled nursing, memory care, assisted living and independent living services and other services ancillary or otherwise related thereto (the “Business”).

F.	Seller Parties desire for Seller to sell, transfer, convey, assign and deliver to Buyer, and Buyer desires to purchase, acquire and accept from Seller, substantially all of the Assets related to, or used or held for use in connection with, the Business, including the Ownership Interests of the Group Companies (other than Seller), for the consideration, including the Stock Consideration, and pursuant to the terms set forth in this Agreement.

AGREEMENT

The Parties, intending to be legally bound, hereby agree as follows:

Article I.
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

1.1 Definitions. Capitalized terms used in this Agreement are defined or otherwise indexed in Exhibit A of this Agreement.

1.2 Certain Rules of Construction. Except as otherwise explicitly specified in this Agreement to the contrary, (a) references to an Article, Section, Annex, Exhibit or Schedule means an Article or Section of, or Annex, Exhibit or Schedule to, this Agreement, unless another agreement is specified, (b) the word “including” is to be construed as “including, without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statutes, rules or regulations, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, and (f) the words “writing” and “written” and terms of like import shall refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Whenever this Agreement indicates that Seller has “made available,” “delivered” or otherwise disclosed or provided any document or information to Buyer, such statement is to be deemed to be a statement that such document or information was (i) delivered to Buyer with acknowledged written receipt of such document or information or (ii) made available (with separate written notice to Buyer, as applicable) for viewing online on the electronic data site hosted by Box.com under the name “Project Hawkeye” at least two (2) Business Days prior to the applicable date of disclosure, delivery, or otherwise as specified in this Agreement. Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days excluding the day on which the counting is initiated and including the final day of the period; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next Business Day.

Article II.
SALE AND TRANSFER OF INTERESTS; CLOSING

2.1 Purchase and Sale of Interests. Upon the terms set forth in this Agreement, at the Closing, Seller shall sell, transfer, convey, assign, and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of all Encumbrances, except for any Permitted Encumbrance, all right, title and interest of Seller in and to the Interests.

2.2 Purchase Price.

(a) The aggregate purchase price (the “Purchase Price”) for the Interests is (i) the Base Cash Purchase Price, plus (ii) the Stock Consideration (which shall be payable, issuable and subject to adjustment as set forth in Section 2.2(b) of this Agreement, as applicable).

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(b) Buyer shall pay the Purchase Price for the Interests as follows:

(i) following the Closing, upon the later of the Omega Determination Date and the PPP Loan Forgiveness Determination Date, (A) Buyer shall pay or cause the Group Companies to pay to Seller, a net amount equal to (1) the Base Cash Purchase Price minus the Closing Transaction Expenses Amount, if any (such aggregate net amount being, the “Closing Cash Amount”), minus (2) the Consideration Offset Amount, if any, which net amount shall be paid by wire transfer of immediately available funds to the Purchase Price Bank Account in accordance with the wiring instructions set forth on Annex 1 to this Agreement within thirty (30) days following the satisfaction of such conditions, and (B) Buyer shall issue and deliver (1) the portion of the Stock Consideration consisting of Series A Preferred Stock to Seller within thirty (30) days following the satisfaction of such conditions, and (2) the portion of the Stock Consideration consisting of Common Stock to Seller on or before the earlier of (i) thirty (30) days following the closing of an IPO, or (ii) ten (10) days following the one (1) year anniversary of the Closing; provided, however, if the Consideration Offset Amount exceeds the Closing Cash Amount, the Stock Consideration shall be reduced by the amount of such excess (and the allocation of such offset shall be allocated first to Common Stock, and then to Series A Preferred Stock, only if necessary), which shall, in the case of any offset against Stock Consideration consisting of Series A Preferred Stock, be determined based on the Offset Value of such shares of Series A Preferred Stock and, in the case of any offset against Stock Consideration consisting of Common Stock, the average of the VWAP of Common Stock during each Trading Day during the twenty (20) Trading Day period ending one (1) Trading Day prior to the date of issuance;

(ii) at the Closing, Sellers shall cause the Group Companies to pay to and deposit with CTR Partnership, L.P., a Delaware limited partnership, the Security Deposit, as such term is defined in the CareTrust LOI, by wire transfer of immediately available funds to an account designated by CTR Partnership, L.P. in accordance with the CareTrust LOI;

(iii) at the Closing, Sellers shall cause the Group Companies to pay to and deposit with the Lessor (as defined in the Omega Consent and Amendment), or its designee, the amount of $3,000,000, by wire transfer of immediately available funds to an account designated by the Lessor pursuant to the Omega Consent and Amendment; and

(iv) immediately following the Closing, Buyer shall cause the Group Companies to pay, on behalf of each applicable Group Company, as the case may be, to the Persons identified in the Expense Payoff Letters, such portion of the Closing Transaction Expenses Amount as specified in and in accordance with the payment instructions set forth in the Expense Payoff Letters.

Notwithstanding any provision herein to the contrary, no portion of the Closing Cash Amount will be paid or become payable prior to satisfaction of both the Omega Contingency and the PPP Loan Contingency, and further that if the Omega Contingency is not satisfied, and the Omega Facilities Sale is not closed and consummated in full, including, without limitation, the conveyance of the real property interests contemplated by the Omega Purchase Agreement, on or prior to the Omega Outside Date (except as set forth below), then any rights that the Seller or Owners have to $3,000,000 of the Base Cash Purchase Price contemplated by the Omega Offset Amount shall be deemed to be forfeited and of no further force or effect; provided, however, that the Sellers or Owner shall not forfeit any amount of the Base Cash Purchase Price to the extent relating to the Omega Offset Amount if the Omega Outside Date is extended by mutual agreement of the applicable parties (in accordance with the definition of Omega Outside Date) and the Omega Contingency is satisfied prior to the conclusion of such extended Omega Outside Date. Additionally, any forfeiture of the Base Cash Purchase Price shall be reduced to the extent that the deposit described in Section 2.2(b)(iii) is waived by the applicable party and returned to Buyer.

2.3 Closing Statement. Seller shall prepare in good faith and, not less than three (3) and not more than seven (7) Business Days prior to the Closing Date, deliver to Buyer, an estimated balance sheet of the Business as of 12:01 a.m. (Eastern Time) on the Closing Date (the “Closing Balance Sheet”) which will be accompanied by a statement (the “Closing Statement”) setting forth the (i) the outstanding Debt of each Group Company as of the Closing, and (ii) the Transaction Expenses as of the Closing, which shall be in form and substance satisfactory to Buyer. Seller shall prepare the Closing Balance Sheet in accordance with GAAP. Upon delivery of the Closing Balance Sheet and Closing Statement, Seller Parties shall provide (and shall cause the Group Companies to provide) Buyer and its Representatives with reasonable access to the relevant employees, accountants and books and records of the Group Companies to verify the accuracy of such amounts. In the event that Buyer does not agree with the Closing Balance Sheet or any other items set forth in the Closing Statement, Seller and Buyer shall negotiate in good faith to mutually agree upon acceptable estimates and Seller shall consider in good faith any proposed comments or changes that Buyer may reasonably suggest; provided, however, neither the Closing, nor any waiver of or acceptance (whether actual, deemed or otherwise) by Buyer of the Closing Balance Sheet and Closing Statement (including, in the event the Parties fail to mutually agree on such Closing Balance Sheet and Closing Statement and Buyer proceeds with Closing notwithstanding such failure), shall limit or otherwise affect Buyer’s remedies under this Agreement.

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2.4 The Closing. The closing of the Transactions (the “Closing”) is to take place on the date following the satisfaction of the conditions set forth in Article VI, which must be satisfied (or waived by the applicable Party in accordance with Article VI) prior to Closing, at such place as agreed upon by the Parties (including remotely by means of facsimile, electronic mail or other electronic means), or at such other time and place as agreed upon in writing by the Parties. The Closing is to be deemed to occur at 12:01 a.m. (Eastern Time) on the Closing Date or at such other time as agreed upon in writing by the Parties.

2.5 Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement or the other Transaction Documents, at the Closing:

(a) Seller Parties shall deliver (or cause to be delivered) to Buyer (collectively, the “Seller Closing Documents”):

(i) assignments of membership interests from Seller to Buyer in respect of all the Interests substantially in the form attached hereto as Exhibit B of this Agreement (the “Assignment”);

(ii) an affidavit, duly executed by Seller stating, under penalty of perjury, Seller’s United States taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445 of the Code (and any similar affidavits that may be required under state law), in form and substance satisfactory to Buyer;

(iii) payoff letters, invoices or such other documentation (the “Expense Payoff Letters”), duly executed by the Persons identified in the Expense Payoff Letters, providing for, upon the payment of the Closing Transaction Expenses Amount to such Persons at the Closing as set forth in the Expense Payoff Letters, the satisfaction of all Liabilities with respect to Transaction Expenses of each Group Company, as applicable, each in form and substance satisfactory to Buyer;

(iv) copies of all authorizations, consents, approvals, notices, filings or documentary evidence of the taking of any actions required to be disclosed on Schedules 3.3 and 3.4 of this Agreement or as otherwise required in order to permit the consummation of the Transactions or to prevent a breach or violation of any Legal Requirement, Permit or Contract to which a Group Company is a party (or the creation of a right to terminate any such Permit or Contract), each in form and substance satisfactory to Buyer, including the consents contemplated by the Omega Consent and Amendment and the CareTrust LOI, duly executed by the applicable parties thereto;

(v) a certificate of good standing or equivalent certificate for each Group Company from the jurisdiction in which each such Group Company is organized, formed or is required to be qualified to do business, all issued by the Secretary of State or other Governmental Authority of such jurisdiction, each of which is to be dated no earlier than ten (10) Business Days prior to the Closing Date or as otherwise accepted by Buyer;

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(vi) a certificate duly executed by an authorized officer of each Group Company (A) certifying as true, complete and accurate as of the Closing, an attached copy of the Organizational Documents of such Group Company, and (B) in the case of Seller, (1) certifying and attaching all requisite resolutions or actions of the manager (or other equivalent governing body of Seller) and resolutions or actions of the Owners approving the execution and delivery of the Transaction Documents and the consummation of the Transactions, and (2) attesting to the incumbency and signature of each officer of Seller, who executed this Agreement and who executed or is authorized to execute each of the Transaction Documents;

(vii) current Account statements or other documentation reasonably satisfactory to Buyer evidencing (A) a net Cash on Hand balance in the Accounts equal to or in excess of Minimum Cash on Hand, and (B) that the outstanding Debt obligations owed to Gemino Healthcare Finance, LLC or any of its Affiliates (including pursuant to that certain Credit Agreement, dated as of May 9, 2019, between Gemino Healthcare Finance, LLC, the Group Company borrowers named on Annex A thereto, and the parties set forth on the signature pages thereto) does not exceed two million dollars ($2,000,000);

(viii) a business development agreement, in form and substance as hereafter mutually agreed to among the Parties (the “Business Development Agreement”) and duly executed by the applicable Seller Parties, which shall, among other things, set forth the terms upon which the Seller Parties will be entitled to earn up to two million five hundred thousand (2,500,000) shares, in the aggregate, of additional Series A Preferred Stock in accordance with, and subject to, the terms and conditions set forth therein; and

(ix) the agreements, documents, instruments and certificates required to be delivered by each Group Company or Owner at or prior to the Closing pursuant to Article VI of this Agreement.

(b) Buyer shall deliver (collectively, the “Buyer Closing Documents”):

(i) [INTENTIONALLY DELETED];

(ii) to Seller, a certificate duly executed by an authorized officer of Buyer certifying and attaching all requisite resolutions or actions of the board of directors or other governing body of Buyer approving the execution and delivery of the Transaction Documents and the consummation of the Transactions to which Buyer is a party;

(iii) to Seller, the Business Development Agreement, duly executed by Buyer; and

(iv) such other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Article VI of this Agreement.

2.6 Consents.

(a) Nothing in this Agreement will be construed as an attempt to agree to assign any Contract, Permit or other Asset that as a matter of law, by agreement or otherwise by its terms (i) is not assignable or (ii) is not assignable without the approval or consent of the other party or parties thereto, or of any Governmental Authority, without first obtaining either such approval or consent or a waiver or a modification with respect thereto, in each case in form and substance acceptable to Buyer.

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(b) If at the Closing there are any authorizations, consents, approvals, notices, filings, waivers or other matters set forth on Schedules 3.3 or 3.4 in regards to any Contracts in respect of which the necessary authorizations, consents, approvals or waivers have not been obtained, then Buyer may waive the Closing deliverables under Section 2.5(a)(iv) and the Closing condition under Section 6.1(h) with respect to the delivery of all or some of such authorizations, consents, approvals or waivers, in which case Seller Parties shall, at their sole cost and expense, use reasonable best efforts to continue to apply for and obtain all authorizations, consents, approvals or waivers in form and substance satisfactory to Buyer.

2.7 Withholding. Buyer is entitled to deduct and withhold, from any amounts payable pursuant to this Agreement or any other Transaction Document any withholding Taxes or other amounts required under the Code or any applicable Legal Requirement to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, such amounts are to be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.8 Bank Accounts of the Group Companies. If requested by Buyer, at the Closing, Seller shall (and shall cause each other Group Company to) grant Buyer or its designees sole signatory power and the sole power to issue instructions relating to those certain bank accounts identified on Schedule 2.8 of this Agreement (the “Accounts”) into which deposits for accounts receivable and other rights of payment for goods and services provided by the Business are made, which shall have a current cash balance sufficient to cover Minimum Cash on Hand.

2.9 Allocation of Purchase Price. The Purchase Price will be allocated among the Assets of each of the Group Companies pursuant to Section 1060 of the Code and the applicable Treasury Regulations promulgated thereunder (and any similar provisions of other applicable Legal Requirements) in the manner reasonably and mutually agreed to among Buyer, on the one hand, and Seller, on the other hand. After the Closing, the Parties shall make consistent use of such Purchase Price allocation for all applicable Tax purposes and in any Tax Returns filed in respect thereof.

Article III.
REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

In order to induce Buyer to enter into and perform this Agreement and to consummate the Transactions, Seller Parties represent and warrant to Buyer (it being agreed that all representations and warranties regarding the Group Companies apply to all Predecessors of any Group Company) that the following representations and warranties are true, accurate and complete as of the Effective Date and as of the Closing:

3.1 Organization.

(a) Seller is a limited liability company (i) duly organized, validly existing and in good standing under the Legal Requirements of the State of Florida and (ii) duly qualified to do business and in good standing (or local equivalent) under the Legal Requirements of the jurisdiction of its organization and (iii) duly qualified to do business and in good standing in each jurisdiction where such qualification is required by applicable Legal Requirements. Schedule 3.1(a) of this Agreement sets forth, with respect to each Group Company other than Seller, its jurisdiction of organization and each of the jurisdictions in which such Group Company is qualified to do business or in which the ownership of any Assets or operations of the Business as currently conducted makes such qualification necessary.

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(b) Seller has delivered or caused to be delivered to Buyer true, complete, and correct copies of the Organizational Documents, as currently in effect, of each Group Company, and the minute books of each Group Company that contain records of all meetings of, and other actions taken by, the directors, managers, members or other governing body, including any committees, of each Group Company and the shareholders, members or other equity holders of each Group Company.

3.2 Power and Authorization. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the Transactions are within the power and authority of Seller and have been duly authorized by all necessary action on the part of Seller and its equity holders. This Agreement has been duly executed and delivered by Seller Parties and is the legal, valid and binding obligation of Seller Parties, enforceable against Seller Parties in accordance with the terms hereof, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (the “Enforceability Exceptions”). The other Transaction Documents to which any Seller Party is a party will be at or prior to the Closing (a) duly executed and delivered by such Seller Party and (b) the legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with the terms of such Transaction Documents, except as enforceability may be limited by the Enforceability Exceptions. The Group Companies have full and exclusive power, authority and capacity to operate the Business, and hold all Permits required therefor, all of which are valid and in full force and effect and, in the case of Seller, to sell transfer and deliver the Interests to Buyer pursuant to this Agreement.

3.3 Authorizations of Governmental Authorities. Except as disclosed on Schedule 3.3 of this Agreement, no action by (including any authorization, consent or approval), or in respect of, or filing with, or notice to, any Governmental Authority is or was required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by any Seller Party of this Agreement and the Transaction Documents to which any Seller Party is a party or (b) the consummation of the Transactions by the Group Companies.

3.4 No Conflict. Except as disclosed on Schedule 3.4 of this Agreement, neither the execution, delivery and performance by any Seller Party of this Agreement or any of the Transaction Documents to which any Seller Party is a party nor the consummation of the Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, or notice to, any Governmental Authority, in each case, as disclosed on Schedule 3.3 of this Agreement, violate any Legal Requirement applicable to any Group Company or the Business, (b) result in the modification, acceleration, termination, breach or violation of, or default under, any Contract to which any Group Company is a party or by which any Group Company or the Business is bound or to which any Group Company or any of their respective Assets is subject, (c) require any action by (including any authorization, consent or approval), or in respect of (including notice to), any Person under any Contract to which any Group Company is a party or by which any Group Company or the Business is bound or to which any Group Company or any of their respective Assets is subject, (d) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Assets of any Group Company, (e) result in a breach or violation of, or default under, the Organizational Documents of any Group Company, or (f) adversely affect the carrying out of the Transactions contemplated hereby or thereby.

3.5 Capitalization; Title; Subsidiaries.

(a) Schedule 3.5(a) of this Agreement sets forth, for each Group Company, (i) its name, (ii) the number of authorized units or other Ownership Interests of such Group Company, and (iii) the number of all of the issued and outstanding units, shares or otherwise representing the Ownership Interests of such Group Company (or, if not applicable, the percentages thereof) and the record and beneficial owners thereof. All of the issued and outstanding Ownership Interests of each Group Company have been duly authorized, validly issued, are fully paid and non-assessable, and were issued in compliance with all applicable Legal Requirements, including federal and state securities laws, and the Organizational Documents of such Group Company. All of the Ownership Interests of each of the Group Companies are held of record and beneficially owned by such Persons as set forth on Schedule 3.5(a), and none of such Ownership Interests are, or are required to be, certificated.

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(b) Except as disclosed on Schedule 3.5(b) of this Agreement (i) there are no preemptive rights or other similar or investor rights or agreements in respect of any Ownership Interests of any Group Company or any other claims or rights to acquire any Ownership Interests of any Group Company, including any equity or profit sharing interests, (ii) except as imposed by applicable securities laws, there are no Encumbrances on, or other contractual obligations relating to, the ownership, transfer or voting of any Ownership Interests of any Group Company, or otherwise affecting the rights of any holder of the Ownership Interests of any Group Company, including any stock appreciation, stock option plans, stock bonus plans, phantom stock, profit participation, or similar rights with respect to any Ownership Interests of any Group Company, and (iii) there is no Contract, or provision in the Organizational Documents of any Group Company, that obligates any Group Company or any other Person to issue, grant, sell, deliver, purchase, redeem, acquire, or otherwise transfer, or make any payment (including any dividend or distribution) in respect of, any Ownership Interests of any Group Company or make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Without limiting the generality of the foregoing, no holder of Debt of any Group Company has any right to convert or exchange such Debt for any Ownership Interests of a Group Company or to vote for the election of directors or managers (or similar positions) of any Group Company or to vote on any other matter.

(c) No Group Company has, or has ever had, any direct or indirect Subsidiaries and do not own any Ownership Interests in, or control, directly or indirectly, any other Person, except as set forth on Schedule 3.5(a).

3.6 Financial Matters.

(a) Attached to Schedule 3.6(a) of this Agreement are copies of each of the following: (i) the audited consolidated financial statements of the Group Companies as of and for each of the fiscal years ended December 31, 2019 and 2018, accompanied by any notes thereto (collectively, the “Year-End Financials”) and (ii) the unaudited consolidated financial statements of the Group Companies as of and for the twelve (12) month period ended December 31, 2020 (collectively, the “Interim Financials” and, together with the Year-End Financials, the “Financials”).

(b) Except as disclosed on Schedule 3.6(b), the Financials (including any notes thereto) (i) were prepared in accordance and consistent with the books and records of the Group Companies (which books and records are true, complete and accurate in all material respects), (ii) have been prepared in accordance with GAAP, consistently applied (subject to, in the case of the Interim Financials, the absence of notes and normal year-end audit adjustments, the effect of which are not, individually or in the aggregate, materially adverse), and (iii) fairly present, in all material respects, the consolidated financial position of the Group Companies at the respective dates of the Financials and the consolidated results of the operations of the Group Companies and changes in financial position for the respective periods covered by the Financials. No Group Company has any “Off Balance Sheet Arrangements” as such term is defined in 17 CFR § 229.303(a)(4)(ii).

(c) Schedule 3.6(c) sets forth a true and accurate statement of the balance of refunds or amounts owed by the Group Companies to patients, Payors and other Persons resulting from overpayments, and all advanced payments (and a description of any non-cash or outside of the Ordinary Course of Business arrangements) in respect of services to be rendered.

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(d) The Group Companies have maintained a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of such entity’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance that: (i) records are maintained in reasonable detail that accurately and fairly reflect the transactions and dispositions of material Assets of each Group Company, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of each Group Company are being made only in accordance with authorizations of management and the board of directors (or equivalent governing body) of the Group Companies, as applicable, and (iii) unauthorized acquisition, use or disposition of material Assets of any Group Company that could have a material effect on such entity’s financial statements are timely detected and/or prevented. To the Knowledge of Seller, there have been no instances of fraud, whether or not material, that involve any Group Company’s management or other employees who have a significant role in such entity’s system of internal control over financial reporting.

3.7 Absence of Undisclosed Liabilities; Debt.

(a) No Group Company has any Liabilities of any nature whatsoever, except for (i) Liabilities specifically reflected or reserved against on the face of the Interim Balance Sheet and (ii) current Liabilities incurred in the Ordinary Course of Business since the Interim Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, violation of any Legal Requirement or Government Order, or any Action).

(b) No Group Company has any Debt or Liabilities in respect of Debt, except as disclosed on Schedule 3.7(b)(i) of this Agreement. For each item of Debt, Schedule 3.7(b)(i) of this Agreement correctly sets forth the debtor, the principal amount of the Debt, the creditor, the maturity date, and the collateral, if any, securing the Debt. Except as disclosed on Schedule 3.7(b)(ii), with respect to each item of Debt, (i) no Group Company is in default, no payments are past due and no circumstance exists that, with notice, the passage of time or both, would constitute a default by any Group Company under any item of Debt or Contract relating thereto, and (ii) no Group Company has received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Debt that has not been fully remedied or withdrawn. The consummation of the Transactions will not cause a default, breach or an acceleration or prepayment, automatic or otherwise, of any conditions, covenants or any other terms of any item of Debt. No Group Company is a guarantor or otherwise liable for any Liability (including indebtedness) of any other Person (other than a Group Company).

3.8 Absence of Certain Developments. Since January 1, 2020, the Business has been conducted in the Ordinary Course of Business and, except as specifically disclosed on Schedule 3.8 of this Agreement:

(a) no Group Company has (i) amended its Organizational Documents, (ii) amended any term of its issued and outstanding Ownership Interests, (iii) issued, sold, pledged, encumbered, granted, transferred or otherwise disposed of any Ownership Interests or securities convertible, exchangeable or exercisable into Ownership Interests, or warrants, options or other rights to acquire Ownership Interests of a Group Company or (iv) reclassified, combined, split, subdivided or redeemed, purchased or otherwise acquired, directly or indirectly, any of its Ownership Interests;

(b) no Group Company has become liable in respect of any guarantee or has incurred, assumed or otherwise become liable in respect of any Debt or material Liability;

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(c) no Group Company has permitted any of its Assets to become subject to an Encumbrance other than a Permitted Encumbrance;

(d) no Group Company has acquired (including by merger, consolidation, license or sublicense) any interest in any Person or a substantial portion of the Assets or business of any Person, or otherwise acquired any material Assets of any Person;

(e) no Group Company has entered into any material amendment, terminated, failed to renew (other than, for the avoidance of doubt, the expiration of any Contract in the Ordinary Course), assigned or transferred any Disclosed Contract, entered into any material amendment or terminated any other material Contract to which it is a party, or received any notice of termination (or, to the Knowledge of Seller, any threat of termination) of or default under any Disclosed Contract or written notice from another Person that any such Contract is unenforceable;

(f) no Group Company has sold, leased, licensed or otherwise disposed of any of its material Assets or purchased any material Assets other than in the Ordinary Course of Business;

(g) no Group Company has waived, released, assigned, settled or compromised any material rights or claims, or any material litigation or arbitration;

(h) no Group Company has (i) made any declaration, set aside or made any distribution or other payment (whether payable in cash, property or a combination thereof) with respect to (or any repurchase, redemption or other acquisition of) any of its Ownership Interests, (ii) purchased, redeemed or otherwise acquired any Ownership Interests, (iii) entered into any agreement with respect to the voting of its Ownership Interests, or (iv) entered into, or performed, any transaction with, or for the benefit of, any equity holder of Seller (including Owners) or any Affiliate of any equity holder of Seller that is not disclosed on Schedule 3.19 (other than Compensation payments made to its managers, directors, officers and employees in the Ordinary Course of Business);

(i) there has been no destruction, damage or other loss or eminent domain taking (completed or pending) (in each case, whether or not insured) affecting the Business, any Group Company or the Assets of any Group Company;

(j) no Group Company has increased the Compensation payable or paid, whether conditionally or otherwise, to (i) any current or former employee, consultant, independent contractor, agent or other service provider of any Group Company other than in the Ordinary Course of Business, (ii) any current or former manager, director or officer of any Group Company other than in the Ordinary Course of Business, or (iii) any equity holder of Seller (including Owners) or any Affiliate of any equity holder of Seller;

(k) no Group Company has made any loan or advance to, guarantee for the benefit of, any Person (other than advances to employees (other than an equity holder of Seller or any Affiliate of any equity holder of Seller) in the Ordinary Course of Business);

(l) no Group Company has made any change in any method of accounting or accounting practices or policies or has written-up or written-down any of its material Assets or Liabilities or revalued its inventory, except for depreciation and amortization in accordance with GAAP consistently applied, or reversed any accruals or reserves (whether or not in the Ordinary Course of Business);

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(m) no Group Company has (i) made any new or rescinded or changed any Tax election, (ii) entered into a settlement or compromise of any claim, notice, audit report or assessment in respect of any Taxes, (iii) changed any annual Tax accounting period, (iv) adopted or changed any method of Tax accounting, (v) filed any amended Tax Return, (vi) entered into any Tax allocation agreement, Tax sharing agreement or settlement or closing agreement relating to any Tax, (vii) surrendered any right to claim a Tax refund or (viii) consented to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(n) no Group Company has engaged in any activity with any patient, Payor or any other Person that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods sales that would otherwise be expected to occur in post-Closing periods;

(o) no Group Company has agreed to any change in the applicable fee schedules or other reimbursement terms with any third party Payors or agreed to any material changes to any Contract with any patient or resident of any Facility;

(p) no Group Company has failed to pay or perform any of its obligations when and to the extent due (other than pursuant to a good faith defense or right of setoff), delayed or postponed the payment of any accounts payable or any other Liability or obligation, agreed or negotiated with any party to extend the payment date of any accounts payable or any other Liability or accelerated the collection of or discounted any accounts or notes receivable;

(q) no Group Company has terminated or closed any Facility, business or operation;

(r) no Group Company has adopted, amended or terminated any Employee Plan or collective bargaining agreement or other labor union Contract or increased any benefits or contributions under any Employee Plan;

(s) no Group Company has deferred any planned or other routine or necessary maintenance or capital expenditures, or has entered into any agreement or commitment relating to or otherwise obligated itself to any capital expenditures other than the Ordinary Course of Business;

(t) no Group Company has commenced or initiated any Action against any Person;

(u) except as related to COVID-19 and COVID-19 Measures, no event or circumstance has occurred or exists that has had, or is reasonably likely to have, a Material Adverse Effect; and

(v) no Group Company has entered into any commitment or agreed to do any of the items referred to elsewhere in this Section 3.8.

3.9 Ownership of Assets; Sufficiency. Except as disclosed on Schedule 3.9(a) of this Agreement, each Group Company has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other Contract, a sole and exclusive, enforceable leasehold interest in, or contractual right to use, all of the Assets of such Group Company (excluding Leased Real Property, which is addressed in Section 3.11 of this Agreement). Except for the direct and indirect ownership of the Interests, none of the Seller Parties own any Assets necessary or used for or held for use in connection with the business being conducted by and through the Group Companies, all of which are owned, leased or licensed, as the case may be, by the Group Companies. Except as disclosed on Schedule 3.9(a) of this Agreement, none of the Assets of any Group Company (excluding Leased Real Property, which is addressed in Section 3.11 of this Agreement) is subject to any Encumbrance other than Permitted Encumbrances. All of the Assets of the Group Companies have been installed and maintained in all material respects in accordance with all applicable Legal Requirements and in accordance with industry standards and are structurally sound, in good and suitable condition and repair (subject to normal wear and tear and non-delinquent routine scheduled maintenance), are adequate for the uses to which they are being put and are usable in the Ordinary Course of Business. Schedule 3.9(b) of this Agreement sets forth a complete and accurate list of all vehicles utilized in the Business, whether owned or leased, the type of vehicle and vehicle identification number. All such vehicles are properly titled, licensed and registered in accordance with applicable Legal Requirements.

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3.10 Accounts Receivables; Accounts Payable.

(a) All accounts and notes receivable of the Business, including as reflected on the Interim Balance Sheet, are bona fide and arose in the Ordinary Course of Business and (i) there are no disputes, contests, claims, counterclaims, or setoffs with respect to such accounts receivable that have not been specifically reserved for in the Interim Balance Sheet and (ii) all such accounts and notes receivable have been, or will be, collected or are, or will be, collectible in the aggregate recorded amounts of such accounts and notes receivable in accordance with their terms and in the Ordinary Course of Business (subject to any applicable reserves reflected on the Interim Balance Sheet). No Person has any Encumbrance other than Permitted Encumbrances on any of such accounts receivable, and no request or agreement for deduction or discount has been made with respect to any such accounts receivable.

(b) All accounts payable and notes payable of the Business arose in the Ordinary Course of Business and, except for payables accruing since the Interim Balance Sheet Date, are reflected on the Interim Balance Sheet, and there is no such account payable or note payable delinquent in its payment, except those contested in good faith and for which adequate reserves have been established and are reflected on the Interim Balance Sheet.

3.11 Real Property.

(a) Schedule 3.11(a) of this Agreement sets forth (i) a true, complete and accurate list, including addresses, of each leasehold interest in real property leased, subleased, or licensed by, or for which a right to use or occupy has been granted to, or by, any Group Company (the “Leased Real Property”), and (ii) a true, complete and accurate list, including addresses and property description, of each interest in real property owned by any Group Company (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property” and, together with the Leased Real Property, the “Real Property”). Schedule 3.11(a) of this Agreement also identifies, with respect to each Leased Real Property, each lease, sublease, license or other Contract under which any Group Company occupies or uses such Leased Real Property, including the date of and legal name of each of the parties to such lease, sublease, license or other Contract (the “Real Property Leases”). Except for the Real Property Leases, there are no written or oral subleases, licenses, concessions, occupancy agreements, services agreements or other Contracts granting to any other Person the right of use or occupancy of the Real Property, there is no Person (other than the Group Companies) in possession or control of the Real Property, and the Real Property is the only real property used by the Group Companies in the operation of the Business. The Group Companies have a valid and exclusive leasehold interest in and to each of the Leased Real Properties and a valid and exclusive fee simple interest in and to each of the Owned Real Properties, in each case, free and clear of all Encumbrances, other than Permitted Encumbrances. The Group Companies have made available to Buyer true, complete and accurate copies of the Real Property Leases, in each case as amended or otherwise modified and in effect, together with extension notices and other material correspondence, lease summaries, notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related to the Real Property Leases. With respect to each Real Property Lease that is a sublease, the representations and warranties in this Section 3.11(a) are true and correct with respect to the underlying lease. Seller has delivered to Buyer copies of the deeds and other instruments (as recorded) by which each applicable Group Company acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of any Group Company with respect to such parcel.

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(b) No Group Company is a party to any agreement or option to purchase any real property (including Leased Real Property) or interest therein, and, except for the Leased Real Property pursuant to the Real Property Leases and Owned Real Property, no Group Company owns any interest (fee, leasehold or otherwise) in any real property. The Leased Real Property and Owned Real Property constitutes all of the real property used, managed or occupied by any Group Company or used in connection with the operation of the Business.

(c) The current use of the Real Property is, in all material respects, in accordance with the certificates of occupancy relating to the Real Property and the terms of any Permits relating to the Real Property. The Real Property and its current use, occupancy and operation by the respective Group Companies and the Facilities do not (i) constitute a nonconforming use or structure under, and are not in breach or violation of, or default under, any applicable building, zoning, subdivision or other land use or similar Legal Requirements, or (ii) otherwise violate or conflict with any covenants, conditions, restrictions or other Contracts, including the requirements of any applicable Encumbrances.

(d) There is no pending or, to the Knowledge of Seller, threatened appropriation, condemnation or similar Action affecting the Real Property. There has been no material destruction, damage or casualty with respect to the Real Property.

(e) To the Knowledge of Seller, none of the Facilities currently existing on the Leased Real Property encroaches upon any real property of, or easement held by, any other Person, and no Facility of any other Person encroaches on the Leased Real Property. None of the Facilities currently existing on the Owned Real Property encroaches upon any real property of, or easement held by, any other Person and no Facility of any other Person encroaches on the Owned Real Property. Each Facility on the Real Property is supplied with utilities and other services necessary for the operation of such Facility as the same is currently operated or currently proposed to be operated, all of which utilities and other services are provided via public roads or via an easement benefiting the Real Property. Each parcel of Real Property abuts on, and has direct vehicular access to, a public road, or has access to a public road via an easement benefiting the parcel of Real Property, in each case, to the extent necessary for the conduct of the Business.

(f) The Facilities, including all buildings, structures, equipment and improvements that are located on or constitute part of the Real Property, are in good operating condition and repair (subject to normal wear and tear, and subject to non-delinquent routine scheduled maintenance), and are suitable, adequate and sufficient in all material respects for the purposes for which such Facilities are used. There are no material defects in the roof, footings, foundation, sprinkler mains, structural, mechanical and HVAC systems and masonry walls in any of the improvements upon the Real Property other than (i) defects resulting from normal wear and tear, (ii) defects that have not had and would not be reasonably likely to have an adverse effect on the operation of the business operated on such parcel of Real Property, or (iii) defects that would be reasonably expected to be repaired through the ordinary course maintenance or capital improvement program of the Group Companies prior to having an adverse effect on the operation of the business operated on such parcel of Real Property. All Permits necessary in connection with any construction upon, and present use and operation of, the Real Property and the lawful occupancy of the Real Property have been issued by the appropriate Governmental Authorities. Except as set forth on Schedule 3.11(f) of this Agreement, no Group Company has deferred maintenance of the Facilities or Assets in contemplation of the Transactions or otherwise.

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3.12 Intellectual Property.

(a) Schedule 3.12(a) sets forth a complete and accurate list of (i) all Company Intellectual Property Rights that are subject to any issuance, registration, or application by or with any Governmental Authority or private registrar in any jurisdiction as of the Effective Date, in each case listing the title and current owner, the jurisdiction in which each has been issued or registered and the application, serial, or registration number, and (ii) all material unregistered Intellectual Property Rights included in the Company Intellectual Property Rights. The Group Companies exclusively own legally, beneficially, and of record (where applicable), all rights, title and interests in and to or have a valid and enforceable right to use, transfer, license and encumber pursuant to a valid and enforceable agreement, all Company Intellectual Property Rights, in each case free and clear of all Encumbrances. The Company Intellectual Property Rights are (i) valid, enforceable and subsisting, in full force and effect and have not lapsed, expired or been abandoned or withdrawn, and (ii) not subject to any outstanding Government Order, Contract or Action adversely affecting or that could adversely affect any Group Company’s or Buyer’s use thereof or rights thereto. To the extent that any Company Intellectual Property Rights has been developed or created by a current or former employee or any consultant, contractor, or other Person for or on behalf of any Group Company, such Person has executed a valid, written and enforceable invention assignment agreement assigning to the applicable Group Companies all of such Person’s rights in and to such Company Intellectual Property Rights and such Group Companies thereby have obtained exclusive ownership of all Intellectual Property Rights in all Company Intellectual Property Rights by operation of law or valid assignment.

(b) Except as disclosed on Schedule 3.12(b) of this Agreement, no Group Company nor any Predecessor or the operation of the Business (i) has interfered with, infringed upon, diluted, misappropriated, or violated any Intellectual Property Rights of any Person or is interfering with, infringing upon, diluting, misappropriating or violating any Intellectual Property Rights of any Person, or (ii) has received or asserted against a third party any charge, complaint, claim, demand, or notice alleging interference, infringement, dilution, misappropriation, or violation of Intellectual Property Rights (including any invitation to license or request or demand to refrain from using any Intellectual Property Rights of any Person in connection with the conduct of the Business). Except as disclosed on Schedule 3.12(b) of this Agreement, to the Knowledge of Seller, no Person has interfered with, infringed upon, diluted, misappropriated, or violated any Company Intellectual Property Rights or is interfering with, infringing upon, diluting, misappropriating or violating any Company Intellectual Property Rights.

(c) Schedule 3.12(c) of this Agreement identifies each agreement (i) under which any Group Company uses, licenses, or acquired rights to an item of Company Intellectual Property Rights that any Person other than the Group Companies owns (the “Inbound IP Contracts”) excluding Off-the-Shelf Software, and (ii) under which any Group Company has granted, assigned, or licensed to any Person any right or interest in Company Intellectual Property Rights (the “Outbound IP Contracts” and, together with the Inbound IP Contracts, the “IP Contracts”). Each IP Contract is in full force and effect, and no Group Company has taken or failed to take any action and no other event has occurred that could subject any IP Contract to terminate or otherwise cause any such IP Contract not to be in effect in the foreseeable future. The IP Contracts constitute all of the agreements relating to any grant or receipt of rights in and to any Company Intellectual Property Rights. Except for the Technology and Intellectual Property Rights licensed to the Group Companies under the Inbound IP Contracts identified on Schedule 3.12(c) of this Agreement and to the extent provided in such Inbound IP Contracts, none of the Company Intellectual Property Rights is in the possession, custody, or control of any third party.

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(d) The Group Companies have maintained commercially reasonable safeguards to protect, preserve and maintain the Company Intellectual Property Rights and to maintain the confidentiality, secrecy and value of the confidential information of each Group Company. Except as disclosed on Schedule 3.12(d) of this Agreement, the Group Companies have required any employee or third party with access to confidential information and/or trade secrets of any Group Company to execute valid and enforceable Contracts requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Group Companies and there has been no breach of such agreements by a party thereto. No information that at any time constituted confidential information or a material trade secret of any Group Company has been disclosed or made available by any Group Company or any third party to any Person who is not legally bound by a duty of confidentiality with respect thereto and, to the Knowledge of Seller, no such third party is in breach of such duty.

(e) All of the Software used by the Group Companies (i) is in satisfactory working order, is adequate to meet the current capacity of each Group Company and operates as necessary for the conduct of the Business of the Group Companies, (ii) has appropriate security, backups, disaster recovery arrangements, and hardware and Software support and maintenance to minimize the risk of material error, breakdown, failure, data loss or Security Breach occurring and to ensure if such event does occur that it does not cause a material disruption, (iii) is configured and maintained to minimize the effects of viruses and does not contain Trojan horses, spyware, adware, malware, or other malicious code, and (iv) has not suffered any material error, breakdown, failure, loss of data, or Security Breach.

(f) The consummation of the Transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of any Group Company (or Buyer after the Closing Date) in any Company Intellectual Property Rights or result in the breach or termination of any Contract to which any Group Company is a party with respect to any Company Intellectual Property Rights. Each Intellectual Property Right owned or used by any Group Company immediately prior to the Closing Date, will be owned or available for use by Buyer immediately subsequent to the Closing Date on materially the same terms and conditions as owned or used by each of the Group Companies immediately prior to the Closing Date.

3.13 Compliance with Laws.

(a) The Group Companies (including their respective employees and contractors) have complied, and are in compliance, with all Legal Requirements relating to, or affecting, any of the Group Companies and/or the Business. Except as disclosed on Schedule 3.13(a), no oral or written notices or inquiries have been received by and no claims can be filed against any Group Company alleging a violation of any Legal Requirement, and no Group Company has been subject to any adverse inspection, inquiry, finding, investigation, penalty assessment, judgment, audit or other compliance or enforcement action. Each of the services and items provided by any Group Company (including its respective employees and contractors) have at all times been provided in compliance with Legal Requirements.

(b) No Group Company or any of their respective directors, managers, owners, officers, employees or, to the Knowledge of Seller, contractors or other agents, has (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to, or entered into any Contract or informal arrangement with, any supplier, patient, governmental official or employee or other Person who was, is or may be in a position to help or hinder any Group Company, or assist in connection with any actual or proposed transaction or made, or agreed to make, any illegal contribution or bribe, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (ii) established or maintained any unrecorded fund or Asset or made any false entries on any books or records for any purpose.

(c) The Group Companies have disclosed to Buyer all d/b/a names and fictitious names of each Group Company and their respective Affiliates.

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(d) Except as set forth on Schedule 3.13(d), each Group Company, the Business and each individual who holds or is required to hold a license from any board, agency or other Governmental Authority relating to the provision of professional or other services employed or engaged by any Group Company, including, without limitation, any physician, nurse practitioner, physician assistant or nurse (each, a “Healthcare Provider”) is, and at all times during the six (6)-year period preceding the date hereof or the time during which such individual served in such capacity on behalf of any Group Company, if shorter, has been, in compliance with, all applicable Healthcare Laws and no violation exists under any applicable Healthcare Law. All Healthcare Providers required to be licensed, certified or registered to perform services on behalf of any Group Company are and have been (with respect to any period of time during which such Healthcare Provider performed services on behalf of any Group Company) so licensed, certified or registered without restriction. No Action or investigation has been filed, commenced or, to the Knowledge of Seller, threatened against any Group Company or any Healthcare Provider alleging any failure so to comply in any material respect, and no Group Company or Healthcare Provider has received any notice from any Governmental Authority of any alleged material violation of, material default under or any citation for material noncompliance with any applicable Healthcare Law. There are no facts, events, circumstances or conditions that would reasonably be expected to form the basis for any Action against any Group Company or any Healthcare Provider relating to or arising under any Healthcare Law. No Healthcare Provider employed or engaged by any Group Company has been the subject of any disciplinary proceeding by any Governmental Authority, including any state board of medical examiners or similar Governmental Authority, during the six (6) year period preceding the date hereof. Except as set forth on Schedule 3.13(d), no Group Company has received any notice of and is not the subject of any Action with respect to, any violation of, or any obligation to take remedial action under, applicable Healthcare Laws. Except as set forth on Schedule 3.13(d), no Group Company or Healthcare Provider has received any notice from any Governmental Authority of any pending, active or threatened Actions involving any Group Company or to the Knowledge of Seller, any Healthcare Provider with respect to any applicable Healthcare Laws prohibiting, governing, regulating or relating to fee-splitting, self-referrals or payment or receipt of kickbacks in return for or to induce referrals.

(e) Except as set forth on Schedule 3.13(e), at all times since January 1, 2015:

(i) each Group Company and each Healthcare Provider (with respect to any period of time during which such Healthcare Provider performed services on behalf of any Group Company during the above referenced time period), as applicable: (A) has held all requisite provider or supplier number(s) and other certifications for participation and reimbursement under the Medicare, Medicaid, and TRICARE programs and any other federal, state or local reimbursement program involving payment of governmental funds (including “Federal health care programs” as defined in 42 U.S.C. § 1320a 7b(f)) in the state or states in which such Person operates or provides services (such programs are referred to collectively as the “Governmental Programs”) and all other third party Payor programs that such Person bills as a participating or in-network provider, (B) where required to bill any third party Payor programs, has held a National Provider Identification number issued by the National Plan & Provider Enumeration System, and (C) each Group Company has contracted with insurance companies, commercial payers, patients, employers or other payers in private reimbursement programs not involving payment of governmental funds (including any private or workers’ compensation insurance program) under which any Group Company directly or indirectly has received payments (such private programs and health plans not involving direct contracting or payment of governmental funds are referred to collectively as “Private Programs”), and has no outstanding overpayments, adjustment liability or refunds due to Governmental Programs or Private Program, other than overpayments, adjustment liability, or refunds occurring in the Ordinary Course of Business;

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(ii) all claims and reports submitted by or on behalf of the Group Companies and each Healthcare Provider in connection with such Person’s activities for the Group Companies under any Governmental Programs or Private Programs are, and at all times have been, complete and accurate and are, and at all times have been, prepared in compliance with all applicable Healthcare Laws, the Health Care Common Procedure Coding System (HCPCS) code set and the claims submission standards made applicable by the Governmental Program or Private Program to which the claim or report is submitted in each case;

(iii) no Group Company has any refund, overpayment or adjustment Liability under any Governmental Program or Private Program, other than any resolved refund, overpayment, discount or adjustment that occurred as a result of any audits or reviews occurring in the Ordinary Course of Business;

(iv) there are no pending appeals, adjustments, challenges, or actions with respect to prior claims or reports, and no Group Company has received any notice of intent to audit by a Governmental Authority or a Private Program with respect to such prior claims or reports; and

(v) no Group Company has been audited, surveyed or otherwise examined in connection with any Governmental Program or any Private Program, other than audits, surveys or reviews that occur in the Ordinary Course of Business, no owner, officer, manager, director, employee or agent of any Group Company has received notice that they are subject to any audit or investigation by any Governmental Authority or Private Program, and no Group Company has received any notice indicating that its qualification as a participating provider in any Governmental Program or Private Program has been or may be suspended, limited, adversely modified, terminated or withdrawn.

(f) Each Group Company maintains a compliance program that materially complies with applicable Healthcare Laws and that reflects the material elements of an effective compliance programs to monitor compliance with applicable Healthcare Laws.

(g) No Group Company or, to the Knowledge of Seller, any of their respective equity holders, managers, directors, officers, employees, contractors, agents or Healthcare Providers has received any notice from any Payor of any pending or threatened investigations or surveys. To the Knowledge of Seller, no Private Program intends to cancel, suspend, materially alter, limit or terminate its relationship with any Group Company or any Healthcare Provider employed or engaged by any Group Company, and there are no facts, circumstances events or conditions that would reasonably be expected to result in any such cancellation, suspension, material alternation, limitation or termination.

(h) No Group Company or any of their respective equity holders, directors, managers, officers, employees, contractors, agents or Healthcare Providers: (A) has been convicted of or charged with any violation of any Legal Requirements related to any Governmental Program; (B) has been convicted of, charged with, or, to the Knowledge of Seller, investigated for, any violation of Legal Requirements related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; (C) has been excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Governmental Program, nor is any such exclusion or debarment threatened or pending; (D) has had a civil monetary penalty assessed against such Person under Section 1128A of the Social Security Act (42 U.S.C. ch. 7); (E) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (F) to the Knowledge of Seller, is the target or subject of any current or potential investigation relating to any Medicare, Medicaid or any other Governmental Program-related offense. The Group Companies conduct and have conducted background checks as required by applicable Legal Requirements and have screened all equity holders, directors, managers, officers, employees, contractors, agents or Healthcare Providers of each Group Company against the List of Excluded Individuals and Entities maintained by the Office of Inspector General of the Department of Health and Human Services and the System for Award Management excluded parties data maintained by the General Services Administration. There are no facts, circumstances, events or conditions that would reasonably be expected to result in the exclusion, debarment or suspension of any Group Company or any of their respective equity holders, directors, managers, officers, employees, agents or Healthcare Providers from participation in any Governmental Program.

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(i) The Group Companies have implemented and maintain privacy and security policies and procedures, including physical, administrative and technical safeguards, to protect all Personal Information and other Sensitive Information received, created, accessed, stored or transmitted by any Group Company or otherwise in their possession or control, which comply with all contractual obligations, Group Company policies and applicable Legal Requirements, including any Privacy and Security Laws. Each Group Company is, and at all times has been, in compliance with all (i) Legal Requirements regarding the privacy and protection of Personal Information and other Sensitive Information, including Privacy and Security Laws; (ii) Contracts and other arrangements in effect to which any Group Company is a party or bound, including Contracts with patients and business associates of any Group Company that apply to or restrict the use, disclosure or security of Personal Information; and (iii) each Group Company’s published and internal privacy and security policies. Each of the Group Companies has obtained agreements and assurances from any third parties used in connection with the Business or the operations of the Business to the extent required by Privacy and Security Laws, including any business associate Contracts required by the HIPAA Regulations, that such third parties are in compliance with all Privacy and Security Laws, to the extent applicable to such third parties’ relationship with the Group Companies. The Group Companies have the right pursuant to Privacy and Security Laws to collect, use, process and disclose Personal Information and Sensitive Information for the purpose such information is and has been collected, used, processed and disclosed. Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions contemplated by this Agreement, including any direct or indirect transfer of Personal Information or Sensitive Information resulting from such transactions, will violate any Privacy and Security Laws as such currently exist or as existed at any time during which any of the Personal Information or Sensitive Information was collected or obtained. The Group Companies have obtained all consents or approvals, if any, required to be obtained by any Group Company under any Privacy and Security Laws for the transfer of the Personal Information or Sensitive Information to be transferred at the Closing. There have not been any Security Breaches with respect to Personal Information or Sensitive Information held by or on behalf of any Group Company or with respect to Business IT Assets. No claims have been asserted or, to the Knowledge of Seller, threatened against any Group Company (and there is no basis for any such claims to be asserted or threatened against any Group Company) by any third party or entity alleging (A) a violation of such third party’s or entity’s privacy, personal or confidentiality rights under any such rules, policies or procedures, or (B) the failure of any Group Company with respect to any security audit as contemplated by certain of the Contracts. None of the Group Companies has notified, either voluntarily or as required by any Privacy and Security Law, any affected individual, patient, Governmental Authority or the media of any Security Breach, and no Group Company is currently planning, considering or required to conduct any such notification or investigation.

(j) No Group Company nor, to the Knowledge of Seller, any Healthcare Provider employed or engaged by any Group Company has ever been a party to or bound by any Government Order, individual integrity agreement, corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement or similar agreement with any Governmental Authority.

(k) No Person has filed or has threatened to file against any Group Company or, to the Knowledge of Seller, any Healthcare Provider employed or engaged by any Group Company, an action under any federal or state whistleblower statute, including the False Claims Act, 31 U.S.C. §§ 3729-3733.

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3.14 Permits. The Group Companies have collectively been duly granted and possess all Permits under all Legal Requirements necessary for the conduct of the Business or the ownership or use of their respective Assets and each of their respective businesses. Schedule 3.14(a) of this Agreement sets forth a description of each Permit affecting, or relating to, any Assets of the Group Companies or the Business, together with the Governmental Authority or other Person responsible for issuing such Permit. Other than the Permits set forth on Schedule 3.14(a), no other Permits are required to be obtained to carry on the Business, as currently conducted, in compliance with applicable Legal Requirements. Except as expressly set forth on Schedule 3.14(b) of this Agreement, (i) all Permits are valid and in full force and effect, (ii) no Group Company is or has been in breach or violation of, or default under, any Permit, and no basis exists that, with notice or lapse of time or both, would constitute any such breach, violation or default, and (iii) the Permits set forth on Schedule 3.14(a) of this Agreement constitute all Permits necessary for the conduct of the Business or the ownership or use of the Assets, and all such Permits will continue to be valid and in full force and effect for the benefit of Buyer with respect to the operation of the Business, on identical terms following the consummation of the Transactions. Neither any Group Company nor any equity owner thereof has engaged in any activity that would cause a future loss, limitation, restriction, revocation or suspension of any Permit.

3.15 Tax Matters.

(a) Each Group Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it in accordance with all Legal Requirements. All such Tax Returns were true, complete and accurate in all respects. All Taxes owed by each Group Company (whether or not shown on any Tax Return) have been timely paid in full. No claim has been made by any Governmental Authority in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction, and there is no basis for any such claim to be made. There are no Encumbrances with respect to Taxes upon any Asset of any of the Group Companies other than liens for current Taxes not yet due and payable. No Tax Return of any Group Company is currently on extension.

(b) Each Group Company has deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other Person, and such Group Company has complied with all reporting and recordkeeping requirements relating to such Taxes. Each Group Company has correctly classified (in accordance with all Legal Requirements) all individuals performing services for such Group Company as common law employees, leased employees, independent contractors or agents of such Group Company, as the case may be, and have satisfied all Legal Requirements to be so classified or treated, and each Group Company has fully and accurately reported their compensation of any kind on IRS Forms W-2 or 1099 or as otherwise required by any Legal Requirements.

(c) There is no Action concerning any Tax Liability of any Group Company pending, being conducted, claimed, raised, or threatened in writing by a Governmental Authority. The Group Companies have made available to Buyer true, complete and accurate copies of all Tax Returns, examination reports and statements of deficiencies filed, assessed against or agreed to by any Group Company since January 1, 2015. No private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been requested, entered into or issued by any Governmental Authority with or in respect of any Group Company.

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(d) No Group Company is a party to any Contract relating to Tax sharing or Tax allocation. No Group Company (A) is or has ever been a member of an affiliated, consolidated, combined or unitary group with respect to any state, local or non-U.S. Taxes, or (B) has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Legal Requirements), as a transferee or successor, by Contract, or otherwise.

(e) No Group Company has participated in nor is currently participating in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any “tax shelter” within the meaning of Section 6662 of the Code.

(f) The unpaid Taxes of the Group Companies (i) did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax Liability set forth on the face of the Interim Balance Sheet, and (ii) do not exceed such reserve as adjusted for the passage of time through the Closing Date. Since the Interim Balance Sheet Date, no Group Company has incurred any Liability for Taxes outside the Ordinary Course of Business of such Group Company.

(g) Seller has been at all times during its existence treated as a partnership for federal (and applicable state, local and non-U.S.) income Tax purposes and has not made any election to be treated as a corporation for federal (and applicable state, local and non-U.S.) income Tax purposes.

(h) Each Group Company, other than Seller, has been at all times classified as a disregarded entity within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii), and no such Group Company has made any election to be treated as a corporation for federal (or applicable state, local and non-U.S.) income Tax purposes.

(i) None of the Assets of any Group Company are “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(j) All fees, charges, costs or expenses pursuant to Affiliate services agreements or otherwise which are paid by any Group Company or any of their Affiliates are made on an arms’ length basis within the meaning of Section 482 of the Code and the regulations and rulings promulgated thereunder. No claim has been asserted by any Governmental Authority that any Group Company is liable for any Taxes based on Section 482 of the Code or comparable provisions of other applicable Legal Requirements.

(k) No Group Company has waived any statute of limitations in respect of Taxes.

(l) None of the Assets of any Group Company is an equity interest in another Person other than a Group Company.

(m) No Group Company has any general or special powers of attorney outstanding (whether as grantor or grantee thereof), including with respect to unresolved Tax matters.

(n) Except for certain representations related to Taxes in Sections 3.8, 3.16, and 3.20, the representations and warranties set forth in this Section 3.15 are the Seller Parties’ sole and exclusive representations and warranties regarding Tax matters.

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3.16 Employee Benefit Plans.

(a) Schedule 3.16(a) of this Agreement lists all Employee Plans that any Group Company, or their ERISA Affiliates, sponsors, maintains, contributes to or is obligated to contribute to, or under which any Group Company, or their ERISA Affiliates, has or may have any Liability, or which benefit any current or former manager, director, employee, consultant or independent contractor of any Group Company, or their ERISA Affiliates, or the beneficiaries or dependents of any such Person (each, a “Company Plan”). With respect to each Company Plan, Seller has made available to Buyer true, complete and accurate copies of each of the following: (i) if the Company Plan has been reduced to writing, the current Company Plan document together with all amendments to such document, (ii) if the Company Plan has not been reduced to writing, a written summary of all material terms of such Company Plan, (iii) if applicable, copies of any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements currently in effect, (iv) copies of any summary plan descriptions (or summaries of material modifications), employee handbooks or similar employee communications, (v) in the case of any Company Plan that is intended to be qualified under Section 401(a) of the Code, if applicable, a copy of the most recent determination letter or opinion letter from the IRS upon which any Group Company is entitled to rely and any related correspondence, and a copy of any pending request for such determination, (vi) in the case of any funding arrangement intended to qualify as a VEBA under Section 501(c)(9) of the Code, a copy of the IRS letter determining that such Company Plan so qualifies, (vii) nondiscrimination testing results for the last three (3) years for all applicable Company Plans, (viii) in the case of any Company Plan for which Forms 5500 are required to be filed, a copy of the three most recently filed Forms 5500, with schedules attached, (ix) all correspondence with the IRS, Department of Labor and the PBGC regarding any Company Plan, and (x) any other related material or documents regarding the Company Plans.

(b) Each Company Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination letter from the IRS to the effect that it meets the requirements of Section 401(a) of the Code, or with respect to a prototype Company Plan, the prototype sponsor has received a favorable IRS opinion or advisory letter, or such Company Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Company Plan. No events have occurred with respect to any such Company Plan that would reasonably be expected to adversely affect such qualified status. Each Company Plan, including any associated trust or fund, has been administered in accordance with its terms and with applicable Legal Requirements, and nothing has occurred and/or no action has been taken with respect to any Company Plan that has subjected or could subject any Group Company to a penalty under Section 502 of ERISA or to an excise Tax under the Code, or that has subjected or could subject any participant in, or beneficiary of, a Company Plan to a Tax under Section 4973 or 4975 of the Code. Each Company Plan that is a qualified defined contribution plan is an “ERISA Section 404(c) Plan” within the meaning of the Code, ERISA and applicable regulations. All required contributions to, and premium payments on account of, each Company Plan has been made on a timely basis and in accordance with all applicable Legal Requirements. Except as disclosed on Schedule 3.16(b) of this Agreement, there is no pending or, to the Knowledge of Seller, threatened Action relating to a Company Plan, other than routine claims in the Ordinary Course of Business for benefits provided for by the Company Plans. No Company Plan is or, within the last six (6) years, has been the subject of an examination or audit by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

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(c) No Company Plan is (i) a “multiemployer plan” as such term is defined in Section 3(37) of ERISA, (ii) a plan that is subject to Title IV of ERISA, Section 302 or 303 of ERISA or Section 412 or 436 of the Code, (iii) is a multiple employer plan as defined in Section 413(c) of the Code, or (iv) is a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA and no Group Company nor any ERISA Affiliate has maintained, contributed to, or been required to contribute to any Company Plan described in clauses (i), (ii), (iii) or (iv) of this Section 3.16(c). No Group Company is subject to any Liability in respect of any Company Plan (except for Liabilities specifically reflected or reserved against on the face of the Interim Balance Sheet or Liabilities incurred after the Interim Balance Sheet Date, none of which are material in nature or amount and none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, violation of any Legal Requirement or Government Order, or any Action), and no Group Company or any of their ERISA Affiliates have incurred or will incur any withdrawal Liability (including any contingent or secondary withdrawal Liability) within the meaning of Sections 4201 or 4204 of ERISA to any multiemployer plan and nothing has occurred that presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any such multiemployer plan which could result in any Liability of any Group Company or their ERISA Affiliates to any such multiemployer plan. There is no lien pursuant to ERISA Sections 303(k) or 4068 or Code Section 430(k) in favor of, or enforceable by the Pension Benefit Guaranty Corporation or any other entity with respect to any of the Assets of any Group Company. Except as required under Section 601 et seq. of ERISA, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment. Each Company Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Company Plan, and no employee of any Group Company or any ERISA Affiliate is entitled to any gross-up or otherwise entitled to indemnification by any Group Company or any ERISA Affiliate for any violation of Section 409A of the Code.

(d) The Group Companies and the relevant Company Plan administrator (if other than a Group Company), have at all relevant times, properly classified each provider of services to any Group Company as an employee or independent contractor, as the case may be, for all purposes relating to each Company Plan for which such classification could be relevant. No Group Company has incurred, and no circumstances exist under which any Group Company would reasonably be expected to incur, any Liability arising from the misclassification of employees as consultants or independent contractors, from the misclassification of consultants or independent contractors as employees, and/or from the misclassification of employees for wage and hour purposes.

(e) Schedule 3.16(e) of this Agreement sets forth the following information (to the extent applicable) (i) with respect to each employee of a Group Company (including all employees who are on an approved leave of absence) as of the date hereof and any independent contractor who has performed services for any Group Company in the last twelve (12) months: (A) name, title or position (including whether full or part time), (B) employer (or contracting party in the case of any independent contractor) and the employer identification number of such employer, (C) location where employed (city and state) or, with respect to any independent contractor, service location, (D) service dates, including hire date, (E) leave status, if any (including a designation, if applicable, of the type of leave and whether the leave is paid or unpaid) of each such employee, (F) exempt or non-exempt status under the Fair Labor Standards Act or other applicable Legal Requirement, (G) whether such Person is party to any written Contract with a Group Company, (H) the then-current annual Compensation, and a description of any fringe benefits (other than those generally available to employees of the Group Companies) provided to any such Person, and (I) any increase, effective after January 1, 2020, in the rate of Compensation of any such employee or independent contractor, and (ii) a list of all former employees of each Group Company who have been involuntarily terminated in the last twelve (12) months. No employees of any Group Company are, or at the Closing will be, employed by Seller.

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(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereby will (i) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any of the benefits under any Company Plan, (ii) otherwise entitle any current or former director or employee of any Group Company to severance pay or any other payment from any Group Company. No Group Company has announced any type of plan or binding commitment to create any additional Company Plan, or amend or modify any existing Company Plan with any current or former employee, independent contractor or director.

3.17 Environmental Matters.

(a) Each Group Company and the operations of the Business, including the use and ownership of the Assets and Real Property, are, and have been, in compliance with all Environmental Laws, which compliance includes but is not limited to acquiring and possessing all Environmental Permits required for the operations of the Business and compliance with the terms and conditions of such Environmental Permits.

(b) Each Group Company has obtained and is in compliance with all Environmental Permits required under Environmental Law for the operation of the Business or the ownership, lease, operation or use of Assets of such Group Company. All such Environmental Permits are in full force and effect and will be maintained in full force and effect through the Closing Date in accordance with Environmental Law, and applications for renewal of such Environmental Permits have been or will be timely filed when due.

(c) There has been no Release or threatened Release of Hazardous Substance on, upon, under, into or from any Assets or any other real property currently or previously owned, operated, leased or otherwise used by any Group Company, and there has been no Release of Hazardous Substance at any location that has resulted in or, to the Knowledge of the Seller Parties, could reasonably be expected to result in any Liability to any Group Company under any Environmental Law.

(d) There have been no Hazardous Substances generated by any Group Company or any of their Predecessors that have been disposed of or come to rest at any site or location that has been designated or included in any U.S. federal, state or local “superfund” site list, including the National Priorities List (or CERCLIS) under CERCLA, or any other similar list of hazardous or toxic waste sites or location by any Governmental Authority. No Group Company has been notified that it is a potentially responsible party at any such location under any Environmental Law. No real property currently or formerly owned, operated or leased by any Group Company is listed on, or has been proposed for listing on, any U.S. federal, state or local “superfund” site list, including the National Priorities List (or CERCLIS) under CERCLA, or any other similar list.

(e) No Group Company has received at any time: (i) any Environmental Notice or Environmental Claim, or (ii) any written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date, and no circumstances exist that could lead to the assertion of any Environmental Notice or Environmental Claim.

(f) There are no active and abandoned aboveground or any underground storage tanks owned or operated by any Group Company, or located at or on, and no Hazardous Substance used or stored on, any real property owned, operated, leased or otherwise used by any Group Company or any of their Predecessors.

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(g) There is no condition or event concerning the Release or regulation of Hazardous Substance by any Group Company or at any real property currently owned, operated, leased or used by any Group Company that, after the Closing Date, is reasonably expected to prevent, impede, or increase the costs of operations as currently conducted on such property.

(h) Seller has made available to Buyer true, correct and complete copies of all material environmental records, reports, notifications, certificates of need, Permits, pending Permit applications, correspondence, engineering studies, and environmental studies or assessments, in each case as amended and in effect.

3.18 Contracts.

(a) Schedule 3.18(a) of this Agreement sets forth a complete and accurate list of the following Contracts to which any Group Company is a party or by which any Group Company or any Group Company’s Assets or the Business are bound, except for Contracts disclosed on Schedules 3.7(b), 3.11(a), 3.12(c), 3.16(a), 3.18(a), 3.19 or 3.22 of this Agreement:

(i) any Contract with any referral source;

(ii) any collective bargaining agreement, labor union Contract or contractual obligation (including oral and “at will” arrangements) providing for the employment or consultancy with an individual on a full-time, part-time, consulting, independent contractor or other basis or otherwise providing Compensation or other benefits, including severance or change of control benefits, to any director, officer, employee, independent contractor, consultant or other services providers of any Group Company (other than a Company Plan);

(iii) any contractual obligation pursuant to which any Group Company is, or may become, obligated to pay severance or other Compensation obligations that would become payable, directly or indirectly, by reason of this Agreement or the Transactions;

(iv) any contractual obligation relating to confidentiality, non-competition or non-solicitation restrictions or that otherwise materially restricts the conduct of the business by or that limits the freedom of any Group Company to sell any product or provide any service, to engage in any line of business or to compete with any other Person in any geographic area or to hire, solicit or retain any Person (whether any Group Company is subject to or the beneficiary of such obligation);

(v) any Contract prohibiting any Group Company from using, transferring, distributing or enforcing any Intellectual Property Rights (including exclusive license grants thereof to third parties) in any territory;

(vi) any lease or similar Contract under which (A) any Group Company is lessee of, or holds or uses, any equipment, vehicle or other tangible personal property owned by a third party or (B) any Group Company is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by such Group Company;

(vii) any Contract relating to or consisting of a joint venture, partnership or similar arrangement;

(viii) any Contract relating to any acquisition or disposition of any Ownership Interests of any Person, line of business by any Person or material Asset of any Person or any Asset of any Group Company other than in the Ordinary Course of Business (whether by merger, consolidation or other business combination, sale or securities, sale of a material amount of assets of such Person or other similar transaction);

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(ix) any contractual obligation for capital expenditures or the acquisition or construction of fixed Assets by any Group Company;

(x) any contractual obligation that grants, or agrees to grant, any Person a right to “most favored nation” or similar protective pricing terms;

(xi) any Contract related to Debt of any Group Company, including any capital lease;

(xii) any indemnification or other similar Contract, including pursuant to which any Group Company is obligated to indemnify or advance expenses on behalf of any current or former director, manager, officer or employee of such Group Company in connection with any Liability based on the fact that such Person is or was a director, manager, officer or employee of such Group Company;

(xiii) any Contract between a Group Company, on the one hand, and any Seller Party or any other Group Company or current or former equity holder of any Group Company or Affiliate thereof, on the other hand;

(xiv) any Contract between a Group Company, on the one hand, and a Governmental Authority (including any Governmental Program), on the other hand;

(xv) any Contract with a Private Program;

(xvi) all Contracts providing for the settlement of any Action or Government Orders;

(xvii) any contractual obligation for the cleanup, abatement or other actions in connection with any Hazardous Substances, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(xviii) any residency agreement, admission agreement or similar agreement with any patient or resident of any Facility; or

(xix) any other contractual obligation (or group of related contractual obligations) the performance of which involves consideration in excess of fifty thousand dollars ($50,000.00) over the life of such contractual obligation or that is otherwise material to the Business or any Group Company.

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(b) Each Contract required to be disclosed on Schedules 3.7(b), 3.11(a), 3.12(c), 3.16(a), 3.18(a), 3.20(c), 3.19 or 3.22 of this Agreement or with a Person listed on Schedule 3.24 of this Agreement (each, a “Disclosed Contract”) is enforceable against each party to such Disclosed Contract, except as enforceability may be limited by the Enforceability Exceptions, and is in full force and effect, and, subject to obtaining any necessary authorizations, consents or approvals disclosed on Schedules 3.3 or 3.4 of this Agreement, will continue to be so enforceable by Buyer and in full force and effect on identical terms following the consummation of the Transactions. Except as set forth on Schedule 3.18(b) of this Agreement, all of the Disclosed Contracts are terminable by the applicable Group Company on less than ninety-one (91) days’ notice with no liquidated damages, termination fees or other similar payment obligations. No Group Company or, to Knowledge of Seller, any other party to any Disclosed Contract, has been or is currently in breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract nor has any event occurred that with the lapse of time, or the giving of notice, or both, would constitute a default under any Disclosed Contract. No other party to any Disclosed Contract has notified any Group Company that it does not intend to perform its obligations under any such Disclosed Contract as a result of COVID-19 or COVID-19 Measures, or has made a claim to any Group Company of force majeure pursuant to any such Disclosed Contract. The Group Companies have made available to Buyer true, complete and accurate copies of each written Disclosed Contract, in each case, as amended or otherwise modified and in effect. The Group Companies have made available to Buyer a written summary setting forth the terms and conditions of each oral Disclosed Contract. A true, correct and complete copy of the standard form of residency agreement and/or admission agreement used by the Group Companies has been made available to Buyer and, except for agreements whose material terms are consistent with such standard residency agreement and/or admission agreement, there are no agreements or other Contracts between any Group Company and any patient or resident of any Facility.

3.19 Affiliate Transactions. Except as set forth on Schedule 3.19, (a) no security holder, manager, director, officer, employee, contractor or Affiliate of any Group Company or any individual in such security holder’s, manager’s, director’s, officer’s, employee’s or contractor’s or Affiliate’s immediate family (any such individual, a “Related Person”), or, to the Knowledge of Seller, any Affiliate of any Related Person, (a) is a party to any Affiliate Agreement, (b) has any interest in any property (real, personal or mixed and whether tangible or intangible), used in or pertaining to any Group Company or the Business, (c) owns of record or as a beneficial owner, any interest or any other financial or profit interest in a Person that is a patient, Payor or other customer of any Group Company or the Business, or has ongoing material business dealings or a material financial interest in any transaction with any Group Company (other than employment arrangements with such Group Company entered into in the Ordinary Course of Business), or (d) is or has been in the last five (5) years the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or Payor of any Group Company. Except as set forth on Schedule 3.19, no Group Company is a guarantor or otherwise directly or indirectly liable for any actual or potential Liability of its Affiliates or any Related Person.

3.20 Employees.

(a) There are no labor troubles or disputes (including any arbitration, grievance, work slowdown, lockout, stoppage, picketing or strike or any charge, administrative complaint or other formal legal claim relating to an alleged violation of any Legal Requirement pertaining to labor relations or employment matters) pending, or to the Knowledge of Seller, threatened between any Group Company on the one hand, and any employee or union, on the other hand, and there have been no such troubles or disputes, including any arbitration, grievance, work slowdown, lockout, stoppage, picketing or strike, at any time during the past three (3) years. Except as disclosed on Schedule 3.20(a) of this Agreement, (i) no employee of any Group Company is represented by a labor union, (ii) no Group Company is a party to, or otherwise subject to, any collective bargaining agreement or other labor union Contract, (iii) no petition has been filed or proceedings instituted by or on behalf of an employee or group of employees of any Group Company with any labor relations board seeking recognition of a bargaining representative and there are no pending or threatened charges or complaints before the National Labor Relations Board or any analogous state or foreign Governmental Authority, (iv) no Group Company has, or is currently, engaged in any unfair labor practice, and (v) there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of any Group Company and no demand for recognition of employees of any Group Company has been made by, or on behalf of, any labor union.

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(b) Each Group Company is, and has been, in compliance with all Legal Requirements regarding employment and employment related practices, terms and conditions of employment, wages and hours, pay equity, discrimination, harassment, retaliation, human rights, immigration, work authorization (including any Legal Requirements governing the use of background checks), termination, fair labor standards, wage payment, occupational safety and health, employee record keeping, employment practices, workers’ compensation, plant closings, withholding of Taxes, disability rights or benefits, equal employment opportunity, reasonable accommodations, labor relations and collective bargaining, employee leave issues, unemployment insurance, or any other labor and employment-related matter. The Group Companies are in compliance with all written employee and human resources personnel policies, handbooks and manuals (to the extent they contain enforceable obligations), and severance and separation agreements. No Group Company is liable for any arrears of wages or any Taxes or penalties for failure to comply with the foregoing. Except as disclosed on Schedule 3.20(b), there are no pending or threatened charges or complaints against any Group Company before any Governmental Authority regarding any such labor and employment-related matters (including administrative charges, complaints, wage and hour claims, unemployment compensation claims, workers’ compensation claims or employment-related multi-claimant or class action claims) or any other claims arising from or relating to the employment of any of the employees of any Group Company or relationship of any Group Company with any independent contractor. No Group Company is a party to or otherwise bound by any consent decree with or citation from any governmental agency relating to employees or employee practices.

(c) Except as disclosed on Schedule 3.20(c), each Person employed by a Group Company is employed at will and may terminate his or her employment or be terminated from such employment at any time for any or no reason with or without prior notice. Each employee of a Group Company is employed in the United States and is a United States citizen or alien authorized to work in the United States for such Group Company. No executive officer’s or other key employee’s employment with any Group Company has been terminated for any reason nor has any such officer or employee notified any Group Company of his or her intention to resign or retire at any time during the past three (3) years. To the Knowledge of Seller, no employee of any Group Company (i) has any physical or mental impairment or condition that would prevent him or her from performing his or her employment responsibilities and obligations in all material respects, with or without a reasonable accommodation, or (ii) retire or resign from or otherwise cease providing services with respect to the Business in the five (5) years following the Closing Date, including as a result of the Transactions contemplated hereby or otherwise not fully perform his or her responsibilities and obligations under or as contemplated by his or her employment agreement or unwritten employment arrangement, as applicable, through the full term thereof. No employee or former employee has any right to be rehired by any Group Company prior to such Group Company’s hiring a Person not previously employed by any of the Group Companies.

(d) The Group Companies are and have been in full compliance with the WARN Act and any other state or local plant closing laws, and, the Group Companies have taken no action that would at any time require notification of any of the current or former employees of any Group Company pursuant to the provisions of the WARN Act and any other state or local plant closing laws or that would cause any Group Company to have Liability thereunder.

(e) No Group Company is subject to any affirmative action obligations under any Legal Requirement, including Executive Order 11246, and it is not a government contractor for purposes of any Legal Requirements.

(f) Each employee of a Group Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws is properly classified.

(g) The Group Companies have delivered to Buyer all (i) severance, accrued vacation or other leave Contracts, policies or retiree benefits of any officer or employee, (ii) employee trade secret, non-compete, non-disclosure and invention assignment Contracts, and (iii) manuals and handbooks applicable to any current director, manager, officer, employee or contractor of each Group Company.

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3.21 Litigation; Government Orders. Except as disclosed on Schedule 3.21 of this Agreement, during the past three (3) years there have been no Actions (a) pending or, to the Knowledge of Seller, threatened against or affecting any Group Company, the Business or the Assets of any Group Company, or pending or threatened by, any Group Company or (b) pending, or, to the Knowledge of Seller, threatened against or affecting, the directors, managers, members, officers or employees of any Group Company with respect to the Business or other activities of any Group Company, and there are no facts, events or circumstances that could reasonably be expected to give rise to any Action described in the foregoing clauses (a) or (b). No Group Company, the Business or any Assets of any Group Company (i) is the subject of any judgment, decree, injunction or other Government Order nor (ii) plans to initiate any Action. The Group Companies are fully insured with respect to each of the matters set forth on Schedule 3.21, subject to applicable deductibles and self-insured retentions. Schedule 3.21 sets forth a list of all audits, reviews, examinations and investigations by any Payor or Governmental Authority since January 1, 2018 that resulted in, or could reasonably be expected to result in, a material overpayment Liability, material corrective action, material penalty or material assessment, and includes a brief description of the results or conclusions reached by such Payor or Governmental Authority. Except as described on Schedule 3.21, all such audits, reviews, examinations and investigations have been closed and there are no further outstanding obligations or other Liabilities with respect thereto.

3.22 Insurance. Schedule 3.22 of this Agreement sets forth a true, complete and accurate list of all insurance policies in force with respect to any Group Company, including, for each policy, the name of the policy, the policy number, the name(s) of each Group Company insured under such policy, deductibles and retention amounts, per claim or occurrence and aggregate policy limits (and the remaining policy limits after reduction for prior claims, losses or otherwise (and reserves held with respect to pending claims) applicable to such policy limits). All such policies are in full force and effect and will remain in full force and effect following the consummation of the Transactions contemplated by this Agreement, all premiums with respect to such policies covering all periods up to and including the Closing Date will have been paid, no Group Company is in default under such policies, and no notice of cancellation or termination has been received by any Group Company or Affiliate thereof with respect to any such insurance policy. Schedule 3.22 of this Agreement also describes any self-insurance or co-insurance arrangements by or affecting any Group Company, including any reserves established thereunder. In addition, Schedule 3.22 of this Agreement contains a list of all pending claims and all claims submitted during the previous three (3) years under any insurance policy maintained by any Group Company. No insurer has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any insurance policy or threatened to cancel any such insurance policy. None of such insurance policies provide for any retrospective premium adjustment or other experience-based Liability on the part of any Group Company. The insurance policies set forth on Schedule 3.22 are of the type and in the amounts customarily carried by Persons conducting a business similar to the Group Companies, are issued by an insurer that is financially sound and reputable and are sufficient for compliance with all applicable Legal Requirements and Contracts to which any Group Company is a party or by which any Group Company, the Business or the Assets of any Group Company is bound.

3.23 No Brokers. Except as disclosed on Schedule 3.23 of this Agreement, no Group Company has any Liability of any kind (contingent or otherwise) to, or is subject to any claim of, any broker, finder or agent in connection with the Transactions other than those that will be borne entirely by Seller Parties at or prior to Closing.

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3.24 COVID Measures.

(a) Each Group Company is and has been in compliance with the Families First Coronavirus Response Act, including the provision of paid leave benefits required thereunder and any applicable recordkeeping requirements.

(b) Each Group Company is in compliance with all applicable Legal Requirements related to COVID-19 in the workplace, including occupational health and safety Legal Requirements, Legal Requirements pertaining to confidentiality of employee medical information and Legal Requirements pertaining to sick leave or family and medical leave.

(c) Except as set forth on Schedule 3.24(c), no Group Company is subject to any COVID-19 Measures that could prevent any Group Company or the Business from operating in the Ordinary Course of Business.

(d) Schedule 3.24(d) sets forth a list of each loan, exclusion, forgiveness, advance, grant, subsidy, or other payment or application for assistance or stimulus that any Group Company has received or for which any Group Company has applied pursuant to any COVID-19 Measures, including any Paycheck Protection Program loan, Economic Stabilization Fund loan or other United States Small Business Administration loan, as well as any funds received in connection with any Accelerated Payment Program or Advance Payment Program administered by the Centers for Medicare & Medicaid Services (CMS) or from the Public Health and Social Services Emergency Fund established under the CARES Act (the “Provider Relief Fund”), as well as the aggregate amount of repayments and outstanding Liabilities with respect to each such loan, application or other payment. Each Group Company (i) has used and administered all funds received from the Provider Relief Fund in accordance with the CARES Act and all applicable terms and conditions, (ii) uses its own TIN to bill and collect for the services it furnishes; and (iii) has not transferred or distributed any funds received from the Provider Relief Fund to any equity holder of any Group Company or any Affiliate of any such Person. Without limiting the foregoing, the Group Companies have incurred and contemporaneously documented in reasonable detail (which such documentation will be in the possession of Seller and readily available to Buyer immediately following the Closing) COVID-19 attributable expenses and/or COVID-19 attributable losses for which the funds received from the Provider Relief Fund may be used in accordance with the CARES Act and all applicable terms and conditions.

(e) No Group Company has had any actual or anticipated changes to any Company Plan resulting from disruptions caused by COVID-19 or COVID-19 Measures, nor are any such changes currently contemplated.

3.25 Investment Representations.

(a) Purchase Entirely for Own Account. Seller Parties understand and acknowledge that Buyer is entering into this Agreement and Buyer is agreeing to issue the Stock Consideration to Seller at the Closing, in reliance upon Seller’s representations to Buyer that the Stock Consideration to be acquired by Seller will be acquired for investment for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof by Seller, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing or transferring the same. Seller does not presently have any contract, undertaking, agreement or arrangement with, or obligation to, any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Stock Consideration.

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(b) Sophisticated Investor. Seller is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act and is able to fend for itself and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Stock Consideration. Seller can afford a complete loss of the value of the Stock Consideration and is able to bear the economic risk of holding the Stock Consideration for an indefinite period. Seller also represents it has not been organized for the purpose of acquiring the Stock Consideration.

(c) Disclosure of Information. Seller Parties have (i) been directed to and has had an opportunity to review the Buyer SEC Documents, including the Buyer SEC Financial Statements; and (ii) have had an opportunity to obtain such other information as they deem appropriate regarding business, management, financial affairs and the terms and conditions of the issuance of the Stock Consideration (the materials described in the foregoing clauses (i) and (ii) being collectively, the “Buyer Disclosure Materials”). Seller Parties further represent that they have had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of Buyer and the business, properties, prospects and financial condition of Buyer. Seller Parties understand and acknowledge that, except as expressly set forth in this Agreement, Buyer makes no representations or warranties to Seller Parties as to any of Buyer Disclosure Materials, including as to their completeness, correctness, or currency and that Buyer has not undertaken any obligation, and shall have no obligation under this Agreement, to update or supplement any of Buyer Disclosure Materials.

(d) Restricted Securities. Seller understands that neither the Stock Consideration or Common Stock issuable upon conversion of the Stock Consideration has been, and neither will be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein. Seller understands that the Stock Consideration, and Common Stock issuable upon conversion of the Stock Consideration, is “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold the Stock Consideration, and Common Stock issuable upon conversion of the Stock Consideration, indefinitely unless it is registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available, including by way of example only, the exemption set forth in Rule 144 under the Exchange Act. Seller acknowledges that Buyer has no obligation to register or qualify the Stock Consideration, or Common Stock issuable upon conversion of the Stock Consideration, for resale. Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned upon various requirements including, but not limited to, the time and manner of sale, the holding period for the Stock Consideration and Common Stock issuable upon conversion of the Stock Consideration, and upon requirements relating to Buyer which are outside of Seller’s control, and which Buyer is under no obligation and may not be able to satisfy. Seller understands and will comply with the transfer restrictions applicable to the Stock Consideration, as set forth in the Certificate of Designation of the Series A Preferred Stock Certificate to be filed with the Nevada Secretary of State in connection with the Closing.

(e) Securities not Listed; Public Market. Seller understands that Buyer’s Stock is not currently listed for trading on a securities exchange, and that only a limited public market presently exists for Common Stock, and that Buyer has made no assurances that Buyer’s Stock will ever be listed for trading on a securities exchange or that a public market will ever exist for the Stock Consideration.

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(f) Legends. Seller understands that the Stock Consideration may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

and any other legend set forth in, or required by securities laws applicable to the Stock Consideration represented by the certificate, instrument, or book entry so legended.

3.26 No Other Representations or Warranties.

(a) SELLER PARTIES ACKNOWLEDGE THAT NONE OF BUYER OR ANY AFFILIATE, EMPLOYEE, AGENT OR OTHER REPRESENTATIVE OF BUYER OR ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE, AND THAT NO SELLER PARTY HAS RELIED ON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO BUYER, ITS BUSINESS, THE SERIES A PREFERRED STOCK OR THE TRANSACTIONS CONTEMPLATED HEREUNDER, OTHER THAN THE REPRESENTATIONS AND WARRANTIES THAT ARE EXPRESSLY FORTH IN ARTICLE IV OF THIS AGREEMENT.

(b) EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, EACH SELLER PARTY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO BUYER AND ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER AND ITS AFFILIATES OR REPRESENTATIVES BY THE BROKER, ANY DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF ANY OF THE SELLER PARTIES). NONE OF THE SELLER PARTIES MAKES ANY REPRESENTATIONS OR WARRANTIES TO BUYER EXCEPT AS EXPRESSLY CONTAINED IN ARTICLE III OF THIS AGREEMENT, AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY SUCH SELLER PARTY OR ANY OF THEIR REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF THE DOCUMENTS PROVIDED IN RESPONSE TO BUYER’S WRITTEN DILIGENCE REQUESTS AND ANY MANAGEMENT PRESENTATIONS PROVIDED), WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING AGREED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

(c) NOTWITHSTANDING ANY PROVISION HEREIN TO THE CONTRARY, NOTHING IN THIS SECTION 3.26 SHALL OR IS INTENDED TO PRECLUDE OR OTHERWISE LIMIT ANY CLAIM OF FRAUD.

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Article IV.

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

In order to induce Seller Parties to enter into and perform this Agreement and to consummate the Transactions, Buyer hereby represents and warrants to the Seller Parties that the following representations and warranties are true, accurate and complete as of the Closing:

4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

4.2 Power and Authorization. The execution, delivery and performance by Buyer of the Transaction Documents to which Buyer is a party and the consummation of the Transactions are within the power and authority of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. The Transaction Documents to which Buyer is a party (a) have been duly executed and delivered by Buyer and (b) are the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with the terms of such Transaction Documents, except as enforceability may be limited by the Enforceability Exceptions.

4.3 Authorization of Governmental Authorities. Except as disclosed on Schedules 3.3, 3.4, or 4.3 of this Agreement, no action by (including any authorization, consent or approval), or in respect of, or filing with, or notice to, any Governmental Authority is or was required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by Buyer of the Transaction Documents to which Buyer is a party or (b) the consummation of the Transactions by Buyer.

4.4 No Conflict. Neither the execution, delivery and performance by Buyer of Transaction Documents to which it is a party nor the consummation of the Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, or notice to, any Governmental Authority, in each case, as disclosed on Schedules 3.3, 3.4, or 4.3 of this Agreement, violate any provision of any Legal Requirement applicable to Buyer, (b) result in a breach or violation of, or default under, any Contract of Buyer, (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contract of Buyer, or (d) result in a breach or violation of, or default under, the Organizational Documents of Buyer.

4.5 No Brokers. Buyer does not have any Liability of any kind to, nor is subject to any claim of, any broker, finder or agent in connection with the Transactions other than those that will be borne entirely by Buyer.

4.6 SEC Filings; Financial Statements.

(a) Buyer has filed or furnished (as applicable) all reports, schedules, forms, statements and other documents required to be filed or furnished (as applicable) by Buyer with the SEC pursuant to the Exchange Act and the Securities Act since January 1, 2016 (collectively, the “Buyer SEC Documents”). As of their respective dates or, if amended prior to the Effective Date, as of the date of the last such amendment, the Buyer SEC Documents (i) were prepared in all material respects in accordance with the requirements of the Exchange Act or the Securities Act, as the case may be, applicable to such Buyer SEC Documents and (ii) did not, at the time they were filed, or, if amended prior to the Effective Date, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(b) The consolidated financial statements (including all related notes thereto) of Buyer included in the Buyer SEC Documents (if amended, as of the date of the last such amendment filed prior to the Effective Date) (the “Buyer SEC Financial Statements”) comply in all material respects as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Buyer SEC Financial Statements fairly present, in all material respects, the consolidated financial position of Buyer and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to the absence of information or notes not required by GAAP to be included in interim financial statements), all in conformity with GAAP (except as permitted by Regulation S-X or, with respect to pro forma information, subject to the qualifications stated therein) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

4.7 No Additional Representations or Warranties.

(a) BUYER ACKNOWLEDGES THAT NO SELLER PARTY OR ANY AFFILIATE, EMPLOYEE, AGENT OR OTHER REPRESENTATIVE OF THE SELLER PARTIES HAS MADE OR SHALL BE DEEMED TO HAVE MADE, AND THAT BUYER HAS NOT RELIED ON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SELLER PARTIES, THE INTERESTS, THE BUSINESS OR THE TRANSACTIONS CONTEMPLATED HEREUNDER, OTHER THAN THE REPRESENTATIONS AND WARRANTIES THAT ARE EXPRESSLY FORTH IN ARTICLE III OF THIS AGREEMENT.

(b) EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT, BUYER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO ANY SELLER PARTY OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO ANY SELLER PARTY OR ITS AFFILIATES OR REPRESENTATIVES BY ANY PERSON, INCLUDING ANY DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF BUYER OR ITS AFFILIATES). BUYER MAKES NO REPRESENTATIONS OR WARRANTIES TO ANY SELLER PARTY EXCEPT AS EXPRESSLY CONTAINED IN ARTICLE IV OF THIS AGREEMENT, AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY BUYER OR ITS AFFILIATES OR ANY OF THEIR REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF THE DOCUMENTS PROVIDED IN RESPONSE TO ANY SELLER PARTY’S WRITTEN DILIGENCE REQUESTS), WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING AGREED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

(c) NOTWITHSTANDING ANY PROVISION HEREIN TO THE CONTRARY, NOTHING IN THIS SECTION 4.7 IS INTENDED TO OR IS INTENDED TO PRECLUDE OR OTHERWISE LIMIT ANY CLAIM OF FRAUD.

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Article V.
COVENANTS

5.1 Closing Conditions. From the Effective Date until the Closing, each Party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the Closing conditions set forth in Article VI hereof (unless waived in accordance with Section 10.3).

5.2 Operation of the Business. From the Effective Date until the Closing, Seller Parties, except as otherwise agreed to by the Parties in writing, will (and shall cause each other Group Company to): (a) conduct the Business only in the Ordinary Course of Business, (b) use commercially reasonable efforts to preserve intact each Group Company’s business organization and relationships (contractual or otherwise) with third parties (including lessors, licensors, suppliers, distributors, and patients) and employees, (c) use commercially reasonable efforts to keep available the services of its current officers, directors, employees and consultants, (d) preserve in all material respects its present Assets, (e) comply with all applicable Legal Requirements, including pursuant to the Disclosed Contracts, (f) pay all applicable Taxes as such Taxes become due and payable, (g) maintain all existing licenses and Permits material to its operations and businesses, (h) make all capital expenditures in the Ordinary Course of Business, and (i) consult with Buyer prior to taking any action or entering into any transaction that may be of strategic importance to any Group Company or Buyer or that could otherwise prevent, enjoin, or materially alter or delay the Transactions, or that could reasonably be expected to have a Material Adverse Effect, and Seller Parties shall refrain from (and cause the Group Companies to refrain from) taking any action that would result in the change in the capitalization structure of the Group Companies as set forth on Schedule 3.5(a). Without limiting the generality of this Section 5.2, Seller shall not (and Seller Parties will cause the Group Companies not to), from the Effective Date until the Closing, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Buyer:

(a) sell, lease, license (as licensor), assign, dispose of or transfer (including transfers to any of a Group Company’s respective employees or Affiliates) any of its Assets (whether tangible or intangible), except for sales of inventory in the Ordinary Course of Business;

(b) mortgage, pledge or subject to any Encumbrance any portion of its Assets, other than Permitted Encumbrances;

(c) make, commit to make or authorize any capital expenditures, except in the Ordinary Course of Business;

(d) acquire (including by merger, consolidation, license or sublicense) any interest in any Person or substantial portion of the Assets or business of any Person;

(e) incur any Debt, including any refinancing of existing Debt or increasing the outstanding obligations on any letter of credit, or assume, guarantee or endorse the obligations or enter into any agreements to maintain the fiscal condition of any Person;

(f) enter into, amend, modify, terminate or assign any Disclosed Contract;

(g) issue, sell, pledge, dispose of, encumber or transfer the Interests, any Ownership Interests, securities convertible, exchangeable or exercisable into Ownership Interests, or warrants, or any options or other rights to acquire Ownership Interests, of any Group Company;

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(h) declare, set aside, or distribute any dividend or other distribution (whether payable in cash, stock, property or a combination thereof), or enter into any agreement with respect to the voting of the Ownership Interests of any Group Company;

(i) waive, release, assign, settle or compromise any material rights or claims, or any material litigation or arbitration;

(j) (i) hire or terminate any employee, manager, director or independent contractor except in the Ordinary Course of Business, (ii) increase any form of Compensation payable or to become payable to any equity holder of any Group Company or any Affiliate of any such equity holder, any current or former director, manager, or officer, employee, consultant or other service provider of a Group Company, including without limitation, any increase or change pursuant to any Company Plan, (iii) grant or increase any rights to change in control, severance, retention or termination payments or benefits to, or enter into any employment, consulting, change in control, retention or severance agreement with, any director, manager, officer, employee, consultant or other service provider of a Group Company, (iv) accelerate the vesting or payment of any compensation or benefits under any Company Plan (other than any such acceleration, vesting or payments required pursuant to the terms of such Company Plan in connection with the Transaction contemplated herein, all of which have been provided to Buyer prior to the Effective Date, if any) or (v) establish, adopt, enter into, amend, modify or terminate any Company Plan;

(k) make loans or advances to, guarantees for the benefit of, or any investments in, any Person;

(l) forgive any loans to managers, directors, officers, employees or any of their respective Affiliates;

(m) make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or changes in Law;

(n) (i) accelerate or delay collection of receivables in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business, (ii) delay or accelerate payment of any Liability in advance of its due date or the date such Liability would have been paid in the Ordinary Course of Business, (iii) make any material changes to cash management policies, (iv) delay or postpone the ordinary course repair or maintenance of properties or Assets or (v) vary any inventory purchase practices in any material respect from past practices;

(o) (i) make any Tax election, settle or compromise any Action, including any claim, notice, audit report or assessment, in respect of Taxes, (ii) change any annual Tax accounting period, (iii) adopt or change any method of Tax accounting, (iv) file any amended Tax Return, (v) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, (vi) surrender any right to claim a Tax refund, or (vii) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(p) take any action for the winding up, liquidation, dissolution or reorganization of any Group Company or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of its Assets or revenues;

(q) amend the Organizational Documents of any Group Company;

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(r) lay off or terminate employees that could result in Liability under the WARN Act;

(s) fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to the Assets, operations, activities and Business of the Group Companies as are currently in effect;

(t) take or omit to take any action that which, individually or in the aggregate, could reasonably be expected to (i) result in any representation or warranty of any Seller Party to be untrue in any material respect, result in a material breach of any covenant made by any Seller Party in this Agreement, (ii) if taken or omitted to be taken between January 1, 2020 and the Effective Date would have been required to be disclosed on Schedule 3.8 of this Agreement, or (iii) could reasonably be expected to result in any condition set forth in Article VI not being satisfied;

(u) cancel any Debt owed to any Group Company or waive any claims or rights of value;

(v) request or accept any advance payments or funding from Medicare or any Governmental Authority pursuant to any CARES Act stimulus fund programs or other COVID-19 Measures, or participate in any other governmental stimulus subsidy or similar programs, without the prior written consent of Buyer;

(w) utilize, transfer, pay or otherwise administer (and maintain accounting records associated with) cash paid, distributed or funded to any Group Company from the CARES Act Relief Fund except in strict compliance with all of the terms and conditions of the CARES Act Relief Fund program and all Legal Requirements applicable thereto, including all applicable Provider Relief Fund payment terms and conditions; or

(x) agree or commit to do any of the foregoing.

Seller Parties, on the one hand, and the Buyer, on the other hand, acknowledge and agree that: (a) nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct any Group Company’s operations prior to the Closing Date, (b) prior to the Closing Date, each of the Group Companies and the Buyer shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations, and (c) none of the restrictions in this Section 5.2 shall restrict the ability of the any Group Company to take any action or fail to take any action at the written request or with the prior written consent of the Buyer.

5.3 Access to Information. From the Effective Date until the Closing or the earlier termination of this Agreement in accordance with Article VIII, Seller Parties will (and will cause each Group Company to) (a) give the Buyer and its Affiliates and their respective counsel, financial advisors, auditors, employees, agents and other Representatives reasonable access during normal business hours, to (i) all Facilities, Assets, personnel, agents and accountants of each Group Company, (ii) true, correct and complete copies of books, records, Tax Returns, commitments and Contracts (including customer and supplier Contracts) and other financial and operating data of each Group Company, and (iii) other information with respect to any Group Company as such Persons may reasonably request, including interim financial information (which Seller Parties shall cause to be prepared upon request from time to time), (b) instruct their respective counsel, accountants, financial advisors and other Representatives to reasonably cooperate with the Buyer in its investigation of any Group Company, and (c) make reasonable inquiries of Persons having business relationships with the Business or the Group Companies as Buyer shall request in writing and communicate the results of such inquiries to Buyer; provided, that (w) such access will be given in a manner that does not unreasonably interfere with the operations, activities and employees of the Group Companies, (x) such access and disclosure would not violate any applicable Legal Requirement, (y) such access and disclosure would not result in the loss of any attorney-client privilege, work product protections or other similar privileges or protections (but, if applicable, copies of redacted information shall be provided to the extent possible), (z) no Group Company shall be required to provide any individually identifiable health related information except in compliance with applicable Legal Requirement. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller Party in this Agreement. All information provided to or obtained by Buyer pursuant to this Section 5.3 will be subject to the Non-Disclosure Agreement, dated September 28, 2020, executed by [Buyer] (“Confidentiality Agreement”) in accordance with and be subject to the terms of the Confidentiality Agreement for the term specified therein.

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5.4 Notices and Consents.

(a) Seller Parties shall (and shall cause the other Group Companies to) give all notices to, make all filings with and use their reasonable best efforts to obtain all authorizations, consents or approvals from any Governmental Authority or other Person that are disclosed or are required to be disclosed on Schedules 3.3 and 3.4 of this Agreement, or as otherwise reasonably requested by Buyer. Buyer will give all notices to, make all filings with and use its reasonable best efforts to obtain all authorizations, consents or approvals from any Governmental Authority or other Person that are required to be set forth on Schedule 4.3 of this Agreement.

(b) Without limiting the generality of Section 5.4(a): the Parties agree to comply at the earliest practicable date with any formal or informal request for additional information or documentation received from any Governmental Authority in connection with the Transactions contemplated by this Agreement. Each party further agrees to reasonably cooperate with the other parties in order to resolve any investigation or other inquiry concerning the Transactions contemplated hereby initiated by any Governmental Authority; provided, that nothing in this Agreement shall require or be construed to require (i) Buyer or its Affiliates (including, after Closing, the Group Companies other than Seller) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any Assets or businesses (except pursuant to the Transactions), or (ii) Buyer or its respective Affiliates to take or commit to take actions that after the Closing Date would limit the freedom of Buyer, the Group Companies or their respective Affiliates with respect to, or their ability to retain, one or more of their respective businesses or Assets (including the Business), in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Action which would otherwise have the effect of preventing or materially delaying the Closing. Without limited the foregoing, none of the Parties or any of their respective Affiliates shall enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other parties hereto.

5.5 Notice of Developments. From the Effective Date until the Closing, each Party shall promptly notify the other Parties in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the Effective Date which could result in a material breach of a representation, warranty or covenant of such Party in this Agreement or which could have the effect of making any representation or warranty of such Party in this Agreement untrue in any material respect and (b) all other material developments that may have a Material Adverse Effect on the Business; provided that no disclosure by any Seller Party pursuant to this Section 5.5 shall be deemed to amend or supplement the Schedules of this Agreement, to prevent or cure any misrepresentation, breach of warranty or breach of covenant, or to affect the rights of the Buyer under this Agreement, including under Section 7.1.

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5.6 Exclusivity. From the Effective Date until the Closing or the earlier termination of this Agreement in accordance with Article VIII, Seller Parties shall not (and shall cause the Group Companies and its and their respective managers, officers, directors, stockholders, Representatives, agents, investment bankers and Affiliates not to), directly or indirectly, discuss, pursue, solicit, initiate, participate in, facilitate, encourage or otherwise enter into any discussions, negotiations, agreements or other arrangements regarding or which could lead to, a possible sale or other disposition (whether by merger, reorganization, recapitalization or otherwise) of all or any part of the Ownership Interests, the Business or the Assets of any Group Company with any other Person other than the Buyer or its Affiliates (an “Acquisition Proposal”) or provide any information to any Person other than the Buyer and its Affiliates, and their Representatives other than information which is traditionally provided in the Ordinary Course of Business of the Group Companies to third parties where the Group Companies and their officers, directors and Affiliates have no reason to believe that such information may be utilized to evaluate any Acquisition Proposal. None of the Ownership Interests of any Group Company or otherwise shall be voted in favor of any Acquisition Proposal. Seller Parties shall (and shall cause the Group Companies and its and their respective managers, officers, directors, Representatives, agents, investment bankers and Affiliates to), (a) immediately cease and cause to be terminated any and all Contracts, discussions and negotiations with any Person other than the Buyer and its Affiliates and Representatives regarding the foregoing, (b) promptly notify the Buyer if any Acquisition Proposal, or any inquiry or contact with any Person with respect thereto which has been made as of the Effective Date or is subsequently made, and (c) keep the Buyer fully informed with respect to the status of the foregoing. Seller Parties agree not to (and to cause the Group Companies not to), without the prior consent of the Buyer, release any Person from, or waive any provision of, any standstill agreement or confidentiality agreement to which any Group Company is a party or is otherwise bound.

5.7 D&O Tail Coverage; Indemnification for Professional Liability Claims.

(a) Prior to or simultaneously with the Closing, the Group Companies shall purchase extended reporting “tail insurance” policies providing coverage for directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance covering acts or omissions occurring on or prior to the Closing Date with respect to those Persons who are currently covered by the Group Companies’ comparable insurance policies for six years after the Closing Date on terms with respect to such coverage and amount no less favorable to the insured than those of such current insurance coverages (collectively, the “Tail Policies”). Prior to the Closing Date, the Company shall deliver to the other Parties reasonable evidence of such Tail Policies.

(b) Buyer agrees that all obligations of the Group Companies for indemnification and advancement of expenses in favor of each past and present officer, manager and director of the Group Companies (each, a “Company Indemnitee”) under any indemnification agreement disclosed on Schedule 5.7 and pursuant to the Organizational Documents of the Group Companies, in each case, in effect as of both the Effective Date and October 29, 2020, shall survive the Closing Date and shall, subject to the terms of this Agreement (including Section 7.6), continue in full force and effect in accordance with their respective terms, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would materially and adversely affect the rights thereunder of the Company Indemnitees, unless such modification is required by applicable Law, and all rights to indemnification thereunder in respect of any Action asserted or made within such period shall continue until the final disposition or resolution of such Action or the expiration of the statute of limitations with respect to any such claim, together with any appeal thereof.

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5.8 Executive Recruitment; Customers and Other Business Relationships. From and after the Closing, each Seller Party will (and will cause its employees, agents and Affiliates, as applicable, to) reasonably cooperate with Buyer in its efforts to identify, recruit and engage a qualified Chief Executive Officer for the Group Companies and to use commercially reasonable efforts to cooperate with Buyer to maintain for the benefit of Buyer and its Affiliates the material business relationships of each Group Company and otherwise of the Business, including relationships with patients, customers, advertisers, vendors, licensors, landlords, lessors and employees, and each Seller Party agrees not to cause or take any action intended to discourage, or that might reasonably be anticipated to have the effect of discouraging, such Persons from entering or maintaining the same, as applicable, business relationships with the Group Companies and their Affiliates after the Effective Date. From and after the Closing, each Seller Party will refer all customer, vendor and other material business inquiries relating to the Business to the Buyer.

5.9 Restrictive Covenants.

(a) In consideration of the Purchase Price to be received under this Agreement and in connection with the sale of all of the Interests, which includes the Group Companies’ goodwill (which the Owners agree and acknowledge will inure to their direct and indirect benefit), each Seller Party, individually and on behalf of its Affiliates, agrees that, for a period beginning on the Closing Date and continuing for the Restrictive Covenant Period, such Persons shall not (and shall cause its Affiliates not to), directly or indirectly (including through Affiliates), or by action in concert with others, do any of the following:

(i) engage in, or invest in, own, manage, operate, finance, control, be associated with or in any manner connected with, conduct or assist any business, or have an interest in any Person, whether as a principal, owner, agent, contractor, employee, shareholder, member, officer, manager, officer, director, lessor, joint venturer, partner, security holder (except for the passive ownership of publicly-traded securities constituting not more than two percent (2%) of the outstanding securities of the issuer thereof), creditor (except for trade credit extended in the Ordinary Course of Business), consultant or render services or advice or other aid to, any Person engaged or planning to become engaged in, any Competing Business within the Restricted Area;

(ii) solicit, canvas, approach, entice or induce any employee, director, manager, officer, or independent contractor of the Business, any Group Company, the Buyer or any of their respective Affiliates (who was an employee, director, manager, officer, or independent contractor at any time during the twelve (12) month period ending on Closing or at any time during the Restrictive Covenant Period) to alter, lessen or terminate his, her or its employment, engagement or other relationship with the Business, any Group Company, the Buyer or any of their respective Affiliates, or in any way intentionally interfere with the relationship between the Business, any Group Company, the Buyer or any of their respective Affiliates and any such employee, director, manager, officer or independent contractor, or solicit, offer employment to, otherwise attempt to hire, employ, or otherwise engage as an employee, director, manager, officer, or independent contractor, or otherwise, any such employee, director, manager, officer, or independent contractor of the Business, any Group Company, the Buyer or any of their respective Affiliates;

(iii) solicit, canvas, approach, entice or induce any Person that is (or was at any time during the Restrictive Covenant Period) an actual or prospective patient, referral source, Payor, supplier or business relation of the Business, any Group Company (other than Seller), the Buyer or any of their respective Affiliates or to cease doing business, fail to establish or lessen, or adversely modify its existing or proposed business or other relationship with, or referral of business to, the Business, any Group Company (other than Seller), the Buyer or any of their respective Affiliates, in any way interfere with the relationship between the Business, any Group Company (other than Seller), the Buyer or any of their respective Affiliates and any such actual or prospective patient, referral source, supplier, Payor or business relation, or solicit the business of any such actual or prospective patient, supplier, Payor or business relation for any competitive purposes;

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(iv) make any disparaging remarks or communications about the Business, any Group Company (other than Seller), the Buyer or any of their respective Affiliates; or

(v) assist, induce, help or join in any other Person in doing any of the above activities.

(b) For purposes hereof, (i) “Competing Business” shall mean the Business conducted by the Group Companies immediately prior to Closing or any business substantially similar to or competitive with any Group Company or the Business or any material aspect thereof, (ii) “Restricted Area” shall mean the area within a 25 mile radius of each office of any Group Company and each other location at which the Business, or any portion thereof, is conducted as of the Effective Date or Closing, and (iii) “Restrictive Covenant Period” means the two (2) year period beginning on the Closing Date.

(c) Each Seller, on behalf of itself and its Affiliates, acknowledges that all of the foregoing provisions, including restrictions on time and geographical scope set forth in Sections 5.9(a) and Section 5.9(b) above, are reasonable and necessary to protect Buyer from unfair competition, solicitation, and disclosure of confidential information and to protect the value of the Interests, including the goodwill of the Business to Buyer. If any of the covenants set forth in this Section 5.9 are held to be invalid or unenforceable, the remainder of such covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If it is determined that any of the restrictive covenants, or any part thereof, are unenforceable because of the duration of such provision, the geographical area covered thereby, or any other determination of unreasonableness of the provision, the court making such determination shall have the power, and shall be directed by the Parties, to reduce the duration, area or scope of such provision to the least amount so as to be enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced. If the provision cannot be modified by such court, then the unenforceable portion of that provision may be severed and the other parts of this Agreement will remain enforceable, and the Parties will negotiate in good faith to adopt a modified version of the severed provision that is enforceable to the maximum extent giving effect to the intent of the Parties expressed in such severed provision.

(d) The Parties acknowledge and agree that, concurrently with and as a direct result of the consummation of the Transactions, each Seller Party and its Affiliates (including its equity holders) will, directly or indirectly, benefit from Buyer’s payment of the Purchase Price, and Buyer would not enter into this Agreement without concurrently receiving the benefit of the covenants and agreements of Seller Parties (on behalf of itself and its Affiliates) set forth in this Section 5.9.

(e) In the event of a breach by any Seller Party or any of its Affiliates of any covenant set forth in Section 5.9(a) of this Agreement, the Restrictive Covenant Period will be extended by the period of the duration of such breach.

(f) Each Seller Party, on behalf of itself and its Affiliates, acknowledges that a breach by any Seller Party or any of its Affiliates of any of the covenants set forth in Section 5.9(a) of this Agreement cannot be reasonably or adequately compensated in damages in an Action at law, and that Buyer will be entitled to, among other remedies, and without posting any bond or other undertaking, injunctive relief, which shall include, but will not be limited to: (i) restraining such Seller Party or any of its Affiliates from engaging in any action that would constitute or cause a breach or violation of Section 5.9(a), (ii) obtaining specific performance to compel such Seller Party or any of its Affiliates to perform its obligations and covenants hereunder, and (iii) obtaining damages available either at law or in equity.

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5.10 Public Announcements. No public announcement or disclosure shall be made by any Party with respect to the subject matter of this Agreement or the Transactions without the prior written consent of Buyer and Seller; provided, that the provisions of this Section 5.10 shall not prohibit (a) any private disclosure to any prospective provider of debt or equity financing to Buyer or its Affiliates or to any such Person’s Representatives, potential investors or participants, (b) any disclosure required by any applicable Legal Requirement (in which case the disclosing Party shall provide the other Parties with the reasonable opportunity to review in advance the disclosure) or stock exchange requirements (based on the reasonable advice of counsel), (c) any disclosure necessary to obtain a consent or approval from a Governmental Authority or other third party, (d) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Transactions, or (e) the disclosure by Buyer or its Affiliates to report and disclose the status of this Agreement and the Transactions in the Ordinary Course of Business to their owners and Affiliates; provided, further, that after the Closing, Buyer and its Affiliates are freely permitted to issue any press release or make public announcements regarding the consummation of this Agreement without the consent of any other Person, including, without limitation, in such form as it deems necessary in its sole discretion to comply with United States securities laws provided that no such public announcement shall provide the financial or economic terms related to the subject matter of this Agreement except as required by Law, including to comply with the United States securities laws.

5.11 Confidentiality. Each Seller Party agrees that none of such Seller Party or any of its Affiliates will, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Buyer, disclose or use any confidential or proprietary information involving or relating to the Business; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof). Each Seller Party further agrees not to disclose the terms of this Agreement or any other agreements or instruments to be executed and/or delivered pursuant to this Agreement (including the Transaction Documents), except in confidence to its legal and Tax advisors. Each Seller Party agrees that it will be responsible for any breach or violation of the provisions of this Section 5.11 by any of its Affiliates or Representatives. In the event that any Seller Party is required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any confidential information, such Seller Party shall promptly notify Buyer of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.11. If, following such notice and in the absence of a protective order or the receipt of a waiver hereunder, such Seller Party is, on the advice of counsel, compelled to disclose any confidential information to any tribunal or else stand liable for contempt, such Seller Party may disclose the confidential information to the tribunal; provided, that such Seller Party shall use its commercially reasonable efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the confidential information required to be disclosed as Buyer shall designate, and such Seller Party shall give reasonable advance notice to Buyer and shall give Buyer an opportunity to take such reasonable actions to minimize the required disclosure.

5.12 Misdirected Payments. From and after the Closing, each Seller Party, on behalf of itself and its Affiliates, covenants and agrees to remit, with reasonable promptness, to Buyer any payments received constituting or in respect of any Group Companies that come into its possession, including payments on or in respect of accounts or notes receivable owned by (or are otherwise payable to) any Group Company. Pending any such transfer, such Seller Party will segregate any such Assets from its other Assets and will clearly mark or designate such Assets as the property of Buyer.

5.13 Release of Corporate Names; Continued Existence. From and after the Closing Date, no Seller Party shall directly or indirectly use the name “Trillium”, any names currently or historically used by any Group Company or any similar names, or any service marks, trademarks, trade names, d/b/a names or fictitious names, identifying symbols, logos, emblems, indicia or signs containing or comprising the foregoing. Immediately following Closing, Seller shall change its corporate name to remove any reference to the foregoing names or any names or marks derived from or confusingly similar to any such names or marks. As promptly as practicable following the Closing Date, Seller shall file in all jurisdictions in which it is qualified to do business any documents necessary to reflect such change of name or to terminate its qualification therein.

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5.14 Access to Books and Records. For a period of five (5) years following the Closing, Seller shall (and Owners shall cause Seller to) (i) retain the books, records and other data of the Group Companies and the Business (including personnel files) relating to periods prior to the Closing in a manner consistent with reasonable business practices, but no less protective than the prior practices of the Group Companies, and (ii) upon reasonable notice, afford the Buyer and its Affiliates reasonable access (including the right to make, at Buyer’s expense, photocopies or electronic backups), during normal business hours, to such books, records or other data. Nothing in this Section 5.14 shall be construed to limit the Parties’ obligations under Section 9.2.

5.15 Tax Clearance Certificates. Seller shall (and Owners shall cause Seller to) notify each of the taxing authorities in the jurisdictions that impose Taxes on any Group Company or where any Group Company has a duty to file Tax Returns of the Transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available Tax clearance certificate could subject the Buyer to any Taxes of any such Group Company. If any taxing authority asserts that any Group Company is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such Liabilities have been paid in full or otherwise satisfied.

5.16 Release. Effective as of the Closing, each Seller Party, on behalf of itself and its Affiliates, successors and assigns (“Seller Party Releasors”), (i) irrevocably and unconditionally waives, releases and forever discharges each of the Group Companies, and each of their respective current, former and future managers, directors, members, principals, parents, agents, Subsidiaries, joint ventures, Predecessors, successors, and assigns (collectively, the “Company Released Parties”) from any and all rights, commitments, Actions, debts, claims, counterclaims, suits, causes of action, damages, demands, Liabilities, obligations, costs, expenses and compensation of every kind and nature whatsoever, whether known or unknown, matured or contingent and whether arising in law, in equity or otherwise, in each case based upon facts, circumstances or occurrences existing at or prior to the Closing (collectively, the “Released Claims”) and (ii) irrevocably covenants to refrain from, directly or indirectly, asserting any claim or commencing, instituting or causing to be commenced, any such Action of any kind based upon facts, circumstances or occurrences existing at or prior to the Closing against any Company Released Party. Each Seller Party, on behalf of itself and each other Seller Party Releasor, represents to Buyer that no Seller Party Releasor has assigned or transferred, or purported to assign or transfer, to any Person all or any part of, or any interest in, any Action against any Company Released Party and, notwithstanding anything to the contrary in this Agreement, no such assignment or transfer shall be permitted, and any purported assignment or transfer shall be legally ineffective. Notwithstanding the generality of the foregoing, nothing herein constitutes a waiver or release by any Seller Party Releasor of: (i) any Company Released Party’s obligations under this Agreement or any other Transaction Document, (ii) Actions or rights arising under this Agreement or any other Transaction Document of any Seller Party Releasor, (iii) any Actions or rights pursuant to the Tail Policies, (iv) any rights or claims that may arise as a result of an action or event occurring after the Closing, and (v) any rights as an employee, director and officer of Buyer to indemnification and exculpation as a result of an action or event occurring after the Closing. Each Seller Party Releasor also hereby waives the benefits of, and any rights that such Person may have under, any Legal Requirement or similar effect in any jurisdiction relating to the released matters against the Company Released Parties.

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5.17 Omega Transaction. Owners agree that until the closing and consummation in full of the Omega Facilities Sale, including, without limitation, the conveyance of the real property interests contemplated by the Omega Purchase Agreement, Owners will remain guarantors pursuant to that certain Unconditional Guarantee of Lease, dated as of May 13, 2015.

5.18 Updates to Disclosure Schedules.

(a) Seller Parties shall, within thirty (30) days from the Effective Date, finalize and deliver to Buyer, Schedules 2.8, 3.1(a), 3.3, 3.4, 3.5(a), 3.5(b), 3.6(a), 3.6(b), 3.6(c), 3.7(b)(i), 3.7(b)(ii), 3.8, 3.9(a), 3.9(b), 3.11(a), 3.11(f), 3.12(a), 3.12(b), 3.12(c), 3.12(d), 3.13(a), 3.13(d), 3.13(e), 3.14(a), 3.14(b), 3.16(a), 3.16(b), 3.16(e), 3.18(a), 3.18(b), 3.19, 3.20(a), 3.20(b), 3.20(c), 3.21, 3.22, 3.23, 3.24(c), 3.24(d) and 5.7 (the “Initial Schedule Update”) in form and substance reasonably satisfactory to Buyer. From and after the Effective Date until the Closing, Buyer may, in its sole discretion, update, amend or modify Schedules 2.8, 4.3 and 7.1(a) to reflect any facts, circumstances or events arising or becoming known to Buyer during the period subsequent to the Effective Date in connection with the Initial Schedule Update.

(b) Buyer shall, during the period following Buyer’s receipt of the Initial Schedule Update until June 15, 2021, have the option to notify Seller in writing of Buyer’s intention to terminate this Agreement by reason of any matter disclosed in the Initial Schedule Update unless an acceptable amendment, adjustment or other modification to this Agreement is made by written agreement of the Seller Parties and Buyer. If the Seller Parties and Buyer are unable to agree on such modification or adjustment within three (3) Business Days of such notice from Buyer, Buyer shall have the right, by written notice delivered to Seller at any time thereafter but prior to the Closing, either to (i) accept the Initial Schedule Update and proceed with the Closing notwithstanding the information disclosed in the Initial Schedule Update, or (ii) terminate this Agreement by delivery of written notice to Seller.

5.19 Gemino Credit Facility. Buyer shall cause the Group Companies to use commercially reasonable efforts to obtain the release of Owners as guarantors of the outstanding Debt obligations owed to Gemino Healthcare Finance, LLC or any of its Affiliates (including pursuant to that certain Credit Agreement, dated as of May 9, 2019, between Gemino Healthcare Finance, LLC, the Group Company borrowers named on Annex A thereto, and the parties set forth on the signature pages thereto) as soon as reasonably practicable following the Closing.

5.20 Further Assurances. Unless a different or higher standard is expressly required by this Agreement, the Parties hereto agree to use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Legal Requirements, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of the Transaction Documents to which it is a party and consummate and make effective the Transactions contemplated hereby and thereby, including such actions as may be reasonably requested by Buyer to vest in Buyer good title to the Interests or to comply with United States securities laws. Each Party hereto also agrees to use commercially reasonable efforts to cooperate with such other Parties hereto and their employees, attorneys, accountants and other agents and, generally, do such other acts and things in good faith as may be reasonable to timely effectuate the purposes of this Agreement and the consummation of the Transactions contemplated hereby and by the other Transaction Documents.

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Article VI.
CLOSING CONDITIONS

6.1 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Closing are subject to the fulfillment of each of the following conditions (unless waived by Buyer in accordance with Section 10.3):

(a) Representations and Warranties. Other than the Seller Fundamental Representations, the representations and warranties of Seller Parties contained in this Agreement and in any document, instrument or certificate delivered hereunder (i) that are not qualified by materiality, Material Adverse Effect or similar phrases will be true and correct in all material respects on and as of the Effective Date and at and as of the Closing with the same force and effect as if made as of the Closing, and (ii) that are qualified by materiality, Material Adverse Effect, or similar phrases will be true and correct in all respects on and as of the Effective Date and at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time. The Seller Fundamental Representations (notwithstanding clauses (i) and (ii) above) shall be true and correct in all respects on and as of the Effective Date and at and as of the Closing.

(b) Performance. Seller Parties will have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.

(c) Compliance with Legal Requirements. No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Transactions or subject the Buyer, its Affiliates or any Group Company to any penalty or Liability (other than obligations of Seller specifically set forth in this Agreement) or other onerous condition arising under any Legal Requirement or imposed by any Governmental Authority or otherwise adversely affect Buyer’s right to directly or indirectly own the Interests and to own and conduct the Business.

(d) Absence of Litigation. Other than for any Action instigated by Buyer, no Action will be pending or threatened which may result in a Government Order (nor will there be any Government Order in effect) which could (i) prevent consummation of any of the Transactions, (ii) result in any of the Transactions being rescinded following consummation, (iii) limit or otherwise adversely affect the right of Buyer to own the Interests or to operate all or any portion of the Business, (iv) compel Buyer or any of its Affiliates to dispose of all or any portion of the Business or the business or Assets of Buyer or any of its Affiliates or (v) result in any material damages being assessed against the Business, any Group Company or Buyer as a result of the consummation of the Transactions.

(e) Closing Certificate. Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Group Company, dated as of the Closing, certifying that each of the conditions specified in Section 6.1(a) and Section 6.1(b) have been fully satisfied.

(f) Permits. Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by the Group Companies as of the Effective Date or, if any such Permits are not capable of being obtained prior to the Closing, it shall have received such evidence as it deems satisfactory that it shall be able to obtain such Permits post-Closing and will be permitted to operate the Business post-Closing until such Permits are obtained.

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(g) COVID Measures. No Group Company shall be subject to any COVID-19 Measures that could prevent any Group Company or the Business from operating in the Ordinary Course of Business.

(h) Closing Deliveries. Seller Parties shall have caused the Seller Closing Documents required by Section 2.5(a), and such other documents or instruments as the Buyer may reasonably request or may be required to effect the Transactions contemplated by the Transaction Documents, to be delivered (or tendered subject only to Closing) to Buyer.

(i) No Material Adverse Effect. Since the Effective Date, there will have occurred no event nor will there exist any circumstance which, individually or in the aggregate, with all other events and circumstances, has resulted or would reasonably be expected to result in a Material Adverse Effect.

6.2 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the Closing are subject to the fulfillment or waiver of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Buyer contained herein (i) that are not qualified by materiality, Material Adverse Effect or similar phrases shall be true and correct in all material respects on and as of the Effective Date and at and as of the Closing and (ii) that are qualified by materiality, Material Adverse Effect, or similar phrases shall be true and correct in all respects on and as of the Effective Date and at and as of the Closing, in each case, (x) other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time and (y) except where the failure of such representations and warranties be true and correct does not materially impair the ability of Buyer to perform its obligations hereunder or prevent or materially delay the consummation of the Transactions contemplated hereby.

(b) Performance. Buyer will have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by Buyer at or prior to the Closing.

(c) Closing Certificate. Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Buyer, dated as of the Closing, certifying that each of the conditions specified in Section 6.2(a) and Section 6.2(b) have been fully satisfied.

(d) Closing Deliveries. Buyer must have caused the Buyer Closing Documents required by Section 2.5(b) to be delivered (or tendered subject only to Closing) to Seller.

Article VII.
INDEMNIFICATION

7.1 Indemnification by Seller Parties.

(a) Indemnification. Subject to the limitations set forth in this Article VII, the Seller Parties shall, jointly and severally, indemnify, reimburse, compensate, defend and hold harmless Buyer and its Affiliates, successors and permitted assigns and their respective equity holders, partners, Representatives and Affiliates (for the avoidance of doubt, including, after Closing, the Group Companies but expressly excluding Seller Parties) (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Actions, Liabilities, Government Orders, Encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), whether or not involving a Third Party Claim or a claim or alleged claim existing as of the Effective Date (collectively, “Losses”), that any such Buyer Indemnified Person may suffer, sustain or become subject to as a result of, arising out of or directly or indirectly relating to:

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(i) any breach of, or inaccuracy in, any representation or warranty made by any Seller Party in Article III of this Agreement, or in any document, schedule, instrument or certificate delivered in connection with this Agreement;

(ii) any fraud of any Seller Party or any breach, violation or nonfulfillment of any covenant, agreement or obligation of any Seller Party in connection with or pursuant to this Agreement (including under this Article VII and Article IX of this Agreement) or in any document, schedule, instrument or certificate delivered in connection with this Agreement;

(iii) any Cash Deficit or Transaction Expenses of any Group Company (in each case, to the extent not satisfied at Closing and, in the case of a Cash Deficit, to the extent not taken into account in as a reduction in the amount of the Base Cash Purchase Price);

(iv) any Liability for Taxes (i) of any Seller Party (including any Liability for Taxes that becomes a Liability of Buyer under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Legal Requirements), any common law doctrine of de facto merger or transferee of successor liability, bulk sales statutes or otherwise by operation of Contract or Legal Requirements), (ii) that arise out of the consummation of the Transactions contemplated hereby or that are the responsibility of Seller Parties pursuant to this Agreement (including the Transfer Taxes), or (iii) relating to the Business for any Pre-Closing Tax Period, in each case including any penalties or interest thereon;

(v) any claim by any Person (A) asserting, directly or indirectly, that such Person (1) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, the Interests or the Ownership Interests of any Group Company, or (2) is entitled to all or any portion of the Purchase Price (except as otherwise contemplated herein), or (B) alleging a breach of fiduciary duty by any Group Company or a Group Company’s Related Persons in connection with the Transactions contemplated by this Agreement;

(vi) the expenditure, allocation or use by any Group Company, prior to Closing, of any funds received under the CARES Act in violation, breach or contravention of the CARES Act (including, with respect to any amount of the Provider Relief Fund received by any Group Company, the Provider Relief Fund distribution terms and conditions) or reporting or other obligations that may arise post-Closing in connection with funds received under the CARES Act and, for the avoidance of doubt, any Liability with respect to the PPP Loans, whether arising or accruing before or after the Closing; or

(vii) any of the matters set forth on Schedule 7.1(a) of this Agreement.

(b) Monetary Limitations.

(i) Seller Parties will have no obligation to indemnify the Buyer Indemnified Persons pursuant to Section 7.1(a)(i) of this Agreement (except with respect to the Seller Fundamental Representations and the representations and warranties set forth in Section 3.15 (Tax Matters)) unless the aggregate amount of all such Losses incurred or suffered by the Buyer Indemnified Persons exceeds the Deductible (at which point, Seller Parties shall, jointly and severally, indemnify and hold harmless the Buyer Indemnified Persons for all such Losses to the extent in excess of such Deductible).

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(ii) The aggregate Liability of Seller Parties in respect of claims for indemnification pursuant to Section 7.1(a)(i) of this Agreement (except with respect to the Seller Fundamental Representations and the representations and warranties set forth in Section 3.15 (Tax Matters)) is not to exceed the General Indemnification Cap.

(iii) For the avoidance of doubt, the limitations set forth in Section 7.1(b)(i), Section 7.1(b)(ii) and Section 7.3 of this Agreement are not to apply to claims for indemnification pursuant to Sections 7.1(a)(ii), (iii), (iv), (v), (vi) or (vii) of this Agreement.

7.2 Indemnification by Buyer.

(a) Indemnification. Subject to the limitations set forth in this Article VII, Buyer shall indemnify, reimburse, compensate, defend and hold harmless Seller and its Affiliates (excluding, for the avoidance of doubt, any Group Company other than Seller), Owners and their respective successors and permitted assigns (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses that any such Seller Indemnified Person may suffer, sustain or become subject to as a result of, arising out of or directly or indirectly relating to:

(i) any breach of, or inaccuracy in, any representation or warranty made by Buyer in Article IV of this Agreement or in any document, schedule, instrument or certificate delivered in connection with this Agreement; or

(ii) any fraud or intentional misstatement or breach of Buyer or any breach, violation or nonfulfillment of any covenant, agreement or obligation of Buyer in or pursuant to this Agreement (including under this Article VII) or in any document, instrument or certificate delivered in connection with this Agreement.

(b) Monetary Limitations.

(i) Buyer is to have no obligation to indemnify the Seller Indemnified Persons pursuant to Section 7.2(a)(i) of this Agreement (except with respect to the Buyer Fundamental Representations) unless the aggregate amount of all such Losses incurred or suffered by the Seller Indemnified Persons exceeds the Deductible (at which point Buyer shall indemnify and hold harmless the Seller Indemnified Persons for all such Losses to the extent in excess of the Deductible).

(ii) For the avoidance of doubt, the limitations set forth in Section 7.2(b)(i) and Section 7.3 of this Agreement are not to apply to claims for indemnification pursuant to Section 7.2(a)(ii) of this Agreement.

7.3 Time Limitations.

(a) No claim is to be made or suit instituted seeking indemnification pursuant to Section 7.1(a)(i) or Section 7.2(a)(i) for any breach of, or inaccuracy in, any representation or warranty unless a written notice is given to the Indemnifying Party:

(i) at any time on or prior to the eighteen (18) month anniversary of the Closing Date, in the case of any breach of, or inaccuracy in, any representation and warranty (other than the representations and warranties set forth in Sections 3.15 (Tax Matters), 3.16 (Employee Benefit Plans), 3.17 (Environmental Matters), the Seller Fundamental Representations and the Buyer Fundamental Representations, each of which shall survive the Closing as set forth below) in this Agreement;

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(ii) at any time prior to the expiration of the applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus ninety (90) days, in the case of any breach of, or inaccuracy in, any representation and warranty set forth in Sections 3.15 (Tax Matters), 3.16 (Employee Benefit Plans) or 3.17 (Environmental Matters);

(iii) at any time, in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Power and Authorization), 3.3 (Authorizations of Governmental Authorities), 3.4 (No Conflict), 3.5 (Capitalization; Title; Subsidiaries), 3.9 (Ownership of Assets; Sufficiency), 3.13(d)-(k) (Compliance with Healthcare Laws), 3.19 (Affiliate Transactions) or 3.23 (No Brokers)) (collectively, the “Seller Fundamental Representations”); or

(iv) at any time, in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 4.1 (Organization), 4.2 (Power and Authorization), and 4.3 (Authorization of Governmental Authorities) (collectively, the “Buyer Fundamental Representations”).

(b) The representations and warranties contained herein shall survive the Closing and shall remain in full force and effect in accordance with, and subject to the limitations and other provisions of, this Agreement, including the limitations on survival set forth in Section 7.3(a) above. Notwithstanding anything in this Section 7.3 to the contrary, an Indemnified Party is permitted to make a claim or institute a suit seeking indemnification pursuant to Sections 7.1(a)(ii), (iii), (iv), (v), (vi), or (vii) of this Agreement or Sections 7.2(a)(ii) of this Agreement at any time, regardless of the prior expiration of the applicable statute of limitations. Delivery of a notice of a claim or potential claim or matter for which indemnification may be required pursuant to any provision of Section 7.1 or Section 7.2, as applicable, and prior to the expiration of applicable survival period (if any) will be sufficient to cause any such matter or claim specified therein to continue to survive for purposes of resolving the matter or claim specified therein, it being the agreement of the Parties that an Indemnified Party will not be required to file a lawsuit, commence an arbitration or commence another formal or informal Action or other proceeding in order to cause such matter or claim to survive.

7.4 Third Party Claims.

(a) Notice of Claim. If any third party notifies an Indemnified Party with respect to any matter that may give rise to an Indemnity Claim against an Indemnifying Party under this Article VII (a “Third Party Claim”), then the Indemnified Party shall promptly give written notice to the Indemnifying Party of such Third Party Claim, except that no delay on the part of the Indemnified Party in notifying the Indemnifying Party is to relieve the Indemnifying Party from any obligation under this Article VII of this Agreement, except and solely to the extent such delay actually and materially prejudices the Indemnifying Party.

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(b) Assumption of Defense, etc. The Indemnifying Party, at its sole cost and expense, is to be entitled to control the defense of any Third Party Claim and is to have the right to defend the Indemnified Party against the Third Party Claim by appointing reputable counsel reasonably acceptable to the Indemnified Party if (i) the Indemnifying Party gives written notice to the Indemnified Party within fifteen (15) days that the Indemnifying Party elects to control the defense of and defend such Third Party Claim, (ii) the Third Party Claim involves only claims for monetary damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iii) the Indemnified Party reasonably concludes, based upon advice of counsel that a conflict does not exist between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim, (iv) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action, (v) settlement of, an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party’s reputation or continuing business interests (including the Indemnified Party’s relationships with current or potential patients, Payors, customers, suppliers or other parties material to the conduct of the business of the Indemnified Party), and (vi) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently and in good faith. The Indemnified Party is permitted to retain separate co-counsel at the sole cost and expense of the Indemnified Party and participate in the defense of the Third Party Claim. The Indemnified Party shall give the Indemnifying Party reasonable access, subject to customary confidentiality and non-reliance agreements, to the books and records of the Indemnified Party with respect to the facts of, and to the extent necessary to defend, such Third Party Claim or act, omission or occurrence giving rise to such Third Party Claim. For the avoidance of doubt, the fees and expenses of counsel retained by the Indemnified Party that are incurred prior to the Indemnifying Party’s assumption of control of the defense of such Third Party Claim constitute Losses indemnifiable pursuant to, and subject to the limitations of, this Article VII.

(c) Indemnified Party’s Control. If the Indemnifying Party does not deliver the notice contemplated by Section 7.4(b)(i) of this Agreement within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim, at any time fails to conduct the defense of the Third Party Claim actively and diligently and in good faith or otherwise is or becomes unable to conduct the defense of the Third Party Claim due to any of the other conditions in Section 7.4(b) of this Agreement being unsatisfied, the Indemnified Party is permitted to defend, and is permitted to consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner the Indemnified Party deems appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith). In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 7.4(c), the Indemnifying Party is to remain responsible for any and all other Losses that the Indemnified Party incurs or suffers resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Article VII.

(d) Limitations on Indemnifying Party. The Indemnifying Party shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Third Party Claim without the prior written consent of the Indemnified Party, unless such judgment, compromise or settlement does not relate to Taxes and (i) provides for the payment by the Indemnifying Party of money as the sole relief for the claimant, (ii) results in the full and general release of the Indemnified Party and its Affiliates from all Liabilities arising or relating to, or in connection with, the Third Party Claim, and (iii) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party.

7.5 Other Claims. A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Indemnifying Party. If within twenty (20) days after receipt of notice of a claim for indemnification, the Indemnifying Party has not given written notice of any good faith objection in reasonable detail to the Indemnified Party in connection with such claim, then it will be presumed that the Indemnifying Party acknowledges and agrees to indemnify the applicable Indemnified Party, and the Losses claimed shall be immediately payable.

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7.6 No Circular Recovery; Double Recovery. Notwithstanding anything to the contrary in this Agreement, each Seller Party, on behalf of itself and all Seller Indemnified Persons, hereby agrees that no Seller Indemnified Person shall make any claim for indemnification against Buyer or any other Buyer Indemnified Person by reason of the fact that such Seller Indemnified Person was a controlling Person, equity holder or Representative of any Group Company or the Business with respect to any claim brought by a Buyer Indemnified Person against any Seller Party relating to this Agreement, the other Transaction Documents or any of the Transactions or that is based on any facts or circumstances that form the basis for an Indemnity Claim by a Buyer Indemnified Person under this Agreement. For avoidance of doubt, Seller Parties are not Buyer Indemnified Persons hereunder. No Party is to be entitled to recover any Losses pursuant to this Article VII to the extent such Party has previously actually recovered the full cash amount of such Losses pursuant to another provision of this Agreement.

7.7 Knowledge and Investigation. The right of any Indemnified Party to indemnification pursuant to this Article VII is not to be affected by the Closing or any waiver of any Closing condition hereunder or any investigation conducted for or on behalf of any Party, or knowledge acquired (or capable of being acquired) at any time by any Party or any Representatives of any Party, whether before or after the Closing, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement; provided, however, that if Buyer’s Key Personnel shall have received written notice expressly identifying any material inaccuracy of any representation and warranty on the face of such notice (and not in the attachments, schedules or otherwise), which is likely to result in a Material Adverse Effect, then Buyer’s rights as an Indemnified Party to indemnification pursuant to this Article VII shall be waived solely to the extent of any claims arising from such inaccuracy for which Buyer’s Key Personnel had actual knowledge.

7.8 Materiality. Notwithstanding anything to the contrary in this Agreement, for purposes of calculating the amount of Losses to which an Indemnified Party is entitled under this Article VII (but not for purposes of determining whether there has been a breach of any representation, warranty, covenant or other agreement set forth in this Agreement), the terms “material,” “materiality,” and “Material Adverse Effect” and similar phrases are to be disregarded.

7.9 Manner of Payment. Any indemnification payment required to be made by an Indemnifying Party pursuant to this Article VII is to be paid by wire transfer of immediately available funds to an account designated by the Indemnified Party within five (5) Business Days after the date of the determination of the indemnification payment. Notwithstanding the foregoing sentence, in the event any Seller Party is the Indemnifying Party and the indemnification claim relates to fraud or any breach of, or inaccuracy in, any Seller Fundamental Representations, then to the extent any indemnification amounts are not promptly paid in full, Buyer is to have the option, in its sole discretion, to recover any remaining unpaid amounts due from any Seller Party by requiring Seller or any of Seller’s assignees to forfeit that number of shares of Series A Preferred Stock or Common Stock of Buyer with an aggregate Offset Value equal to the amount of such remaining unpaid amount, which offset shall be shall be allocated first to Common Stock, and then to Series A Preferred Stock, only if necessary. Neither the exercise of nor the failure to exercise any right of holdback and/or set-off under this Agreement will constitute an election of remedies by Buyer or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

7.10 Tax Treatment. All indemnification payments under this Agreement are to be, to the extent permitted by applicable Legal Requirements, treated as adjustments to the Purchase Price. The Parties shall not take any position on any Tax Return, or before any Governmental Authority, that is inconsistent with such treatment unless otherwise required by any applicable Legal Requirement.

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Article VIII.
TERMINATION

8.1 Termination. Without prejudice to other remedies which may be available to the Parties pursuant to this Agreement, this Agreement may be terminated and the Transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Buyer and Seller;

(b) by the Buyer upon delivery of written notice to Seller, if: there has been a material breach of any representation, warranty, covenant or agreement made by any Seller Party in this Agreement, which material breach (i) would give rise to the failure of a condition set forth in Section 6.1 and (ii)(A) cannot be cured by the End Date or (B) if capable of being cured, shall not have been cured by the earlier of (1) twenty (20) days following receipt of written notice from the Buyer of such breach or (2) the date that is three (3) days prior to the End Date;

(c) by Seller upon delivery of written notice to the Buyer, if there has been a material breach of any representation, warranty, covenant or agreement made by the Buyer in this Agreement, which material breach (i) would give rise to the failure of a condition set forth in Section 6.2 and (ii)(A) cannot be cured prior to the End Date or (B) if capable of being cured, shall not have been cured by the earlier of (1) twenty (20) days following receipt of written notice from Seller of such breach or (2) the date that is three (3) days prior to the End Date;

(d) by either the Buyer or Seller upon delivery of written notice to the other if the Closing has not occurred on or before 5:00 p.m. (Eastern Time), on the date that is June 15, 2021 (the “End Date”); provided that neither the Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 8.1(d) if such Person’s material breach of, or material failure to fulfill any obligation under, this Agreement has been the proximate cause of the failure of the Closing to occur on or prior to such time on the End Date;

(e) by either the Buyer or Seller upon delivery of written notice to the other if any Governmental Authority shall have issued or entered any Government Order, enacted any Legal Requirement or taken any other action which, in any such case, (i) permanently restrains, enjoins or otherwise prohibits the consummation of the Transactions contemplated by this Agreement, or (ii) would prevent the Closing from occurring as contemplated by this Agreement on or prior to the applicable time on the End Date; provided, that neither the Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 8.1(e) if (A) the issuance or entry of such Government Order is the proximate result of such Person’s material breach of, or material failure to fulfill any obligation under, this Agreement or (B) such Person shall have materially breached its obligations under (and subject to the limitations in) Article V of this Agreement to resist, resolve or lift such Government Order or Legal Requirement;

(f) by the Buyer upon delivery of written notice to Seller if there shall have occurred a Material Adverse Effect and either (i) if such Material Adverse Effect is (and continues at all times to be) capable of cure or remediation to an extent that would permit the satisfaction of the condition set forth in Section 6.1(i) (the “MAE Condition”) prior to the End Date, any Seller Party shall fail to use its best efforts to so cure or remediate such changes, events and/or developments or (ii) such changes, events or developments are not (or at any time cease to be) capable of cure or remediation to an extent that would permit the satisfaction of the MAE Condition prior to the End Date; or

(g) by the Buyer in accordance with Section 5.18, if applicable.

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8.2 Effect of Termination. Subject to the provisions of this Section 8.2, the rights of termination set forth above are in addition to any other rights a terminating Party may have under this Agreement, and the exercise of a right of termination will not be an election of remedies. Notwithstanding the foregoing sentence, in the event of any termination of this Agreement by either the Buyer or Seller as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party or any of its or their Affiliates to any other Person by virtue of, arising out of or otherwise in connection with this Agreement except that (i) nothing in this Agreement will relieve any Party from Liability arising in respect of any willful, knowing, and intentional breach or material breach of this Agreement prior to such termination or for fraud, and (ii) Section 5.11 (Confidentiality) and Article X and any pre-termination breaches of such provisions shall survive any termination of this Agreement and each Party shall be entitled to all remedies available at law or in equity in connection with any past or future breach of any such provisions.

Article IX.
TAX MATTERS

9.1 Certain Taxes and Fees. Seller Parties, jointly and severally, pay all transfer, real estate, recording, documentary, sales, use, stamp, registration and other such Taxes, and any conveyance fees or recording charges incurred in connection with the Transactions (collectively, the “Transfer Taxes”) when due. Seller shall (and the Owners shall cause Seller to), at its own expense, file all necessary Tax Returns and other documentation with respect to the Transfer Taxes and, if required by applicable Legal Requirements, Buyer shall (and shall cause its Affiliates to) join in the execution of any such Tax Returns and other documentation.

9.2 Cooperation on Tax Matters.

(a) After the Closing, the Parties shall cooperate with each other by furnishing any additional information and executing and delivering any additional documents as may be reasonably requested by such Parties (i) in their preparation of any Tax Returns required to be filed by or with respect to the Business or the Interests and (ii) in connection with any proceedings in respect of or that relate to Taxes of or with respect to the Business or the Interests. Such cooperation shall include access during normal business hours afforded to the Parties and their respective agents and Representatives to, and reasonable retention by such Parties of, Tax records related to the Business of the Interests, and making employees and agents (including auditors) of the Group Companies available on a reasonably convenient basis to provide additional information and explanation of any material provided hereunder.

(b) Buyer and Seller Parties further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the Transactions contemplated hereby.

9.3 Property Taxes. Buyer and Seller shall prorate (as of the Closing), if applicable, real and personal property Taxes of the Group Companies. If the amount of such Taxes for the year in which the Closing occurs cannot reasonably be determined, the apportionment will be based at Closing upon the amount of such Taxes for the preceding Tax year but will be readjusted when the amount of such Taxes is finally determined.

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Article X.
MISCELLANEOUS

10.1 Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement are to be in writing and are to be delivered, given or otherwise provided: (a) by hand (in which case, it will be effective upon delivery), (b) by electronic mail during regular business hours (in which case, it will be effective when sent), or by electronic mail after regular business hours (in which case, it will be effective on the following Business Day), or (c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service), in each case, to the address listed below:

If to Seller (or any Seller Party):

Shayne Bench

309 Ringling Point Drive

Sarasota, Florida 34234

Electronic Mail: shaynebench@trilliumhcg.com

with a copy to (which is not to constitute notice):

Blalock Walters, P.A.

2 N. Tamiami Trail, Suite 400

Sarasota, Florida 34236

Attn: Robert Stroud

Electronic Mail: rstroud@blalockwalters.com

If to Buyer:

Assisted 4 Living, Inc.

5115 FL-64

Bradenton, Florida 34208

Attn: Louis Collier

Electronic Mail: loucoljr@outlook.com

with a copy to (which is not to constitute notice):

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800,

Nashville, Tennessee 37201

Attention: Angela Humphreys and Price Wilson

Electronic Mail: ahumphreys@bassberry.com; pwilson@bassberry.com

Each of the Parties may specify a different address by giving notice in accordance with this Section 10.1 to each of the other Parties.

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10.2 Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement is to be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, each of which such successors and permitted assigns are to be deemed to be a Party. No Party is permitted to assign, delegate or otherwise transfer either this Agreement or any of such Party’s rights, interests, or obligations under this Agreement without the prior written approval of the other Parties, except that Buyer is permitted to (a) assign any or all of its rights and interests under this Agreement to one or more of its Affiliates or to any provider of financing, (b) designate one or more of its Affiliates to perform their obligations under this Agreement, and (c) assign any or all of its rights or obligations under this Agreement to any purchaser of all or substantially all of its Assets. Except as expressly provided in this Section 10.2, this Agreement is for the sole benefit of the Parties and their successors and permitted assignees, including the Indemnified Parties, and nothing expressed or implied in this Agreement is to give or be construed to give any Person, other than the Parties, the Indemnified Parties and such successors and assignees, any legal or equitable rights under this Agreement, including any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

10.3 Amendments; Waivers; Remedies Cumulative. No amendment or waiver of any provision of this Agreement is to be valid and binding unless it is in writing and signed, in the case of an amendment, by the Parties or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant in this Agreement, whether intentional or not, is to be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant in this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver of such right, power or remedy. Except as may be expressly provided herein to the contrary, the rights and remedies of the parties to this Agreement are cumulative and not alternative.

10.4 Entire Agreement. This Agreement, together with the other Transaction Documents and any documents, instruments and certificates explicitly referred to herein or therein, constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto (including, that certain Term Sheet, dated as of October 29, 2020 by and between Seller and Bruce Cassidy), none of which are to be used as evidence of the Parties’ intent. In addition, each Party acknowledges and agrees that all prior drafts of this Agreement contain attorney work product and are in all respects subject to the foregoing sentence.

10.5 Schedules. Nothing in any Schedule attached to this Agreement is to be adequate to modify, qualify or disclose an exception to any representation or warranty made in this Agreement unless such Schedule identifies the modification, qualification or exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing sentence, the mere listing (or inclusion of a copy) of a document or other item is not to be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself, which is reasonably apparent on the face of such disclosure.

10.6 Execution of Agreement; Counterparts. The Parties are permitted to execute this Agreement in one or more counterparts, each of such counterparts is to be deemed to be an original copy of this Agreement and all of which, when taken together, are to be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission is to constitute effective execution and delivery of this Agreement as to the Parties. Signatures of the Parties transmitted by facsimile or other electronic transmission are to be deemed to be the Parties’ original signatures for any purpose whatsoever.

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10.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction is not to affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision of this Agreement would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each Party intends that such provision is to be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements and to otherwise give effect to the intent of the Parties.

10.8 Headings. The headings contained in this Agreement are for convenience purposes only and are not in any way to affect the meaning or interpretation of this Agreement.

10.9 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the Parties and no presumption or burden of proof is to arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties intend that each representation, warranty, covenant and agreement contained in this Agreement is to have independent significance. If any Party has breached or violated, or if there is an inaccuracy in, any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached or violated, or in respect of which there is not an inaccuracy, is not to detract from or mitigate the fact that the Party has breached or violated, or there is an inaccuracy in, the first representation, warranty, covenant or agreement.

10.10 Governing Law; Prevailing Party. This Agreement, the negotiation, terms and performance of this Agreement, the rights of the Parties under this Agreement, and all Actions arising in whole or in part under or in connection with this Agreement, are to be governed by and construed in accordance with the domestic substantive laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. If any Action relating to this Agreement or the Transactions is brought by a Party against any other Party, the prevailing Party in such Action is to be entitled to recover all reasonable expenses relating thereto (including attorneys’ fees and expenses) from the non-prevailing Party (in addition to any other relief to which such prevailing Party is entitled).

10.11 Jurisdiction; Venue; Service of Process.

(a) Each Party, by such Party’s execution of this Agreement, (i) hereby irrevocably submits to the exclusive jurisdiction and venue of the state courts of the State of Florida or the United States District Court located in the State of Florida for the purpose of any Action between any of the Parties arising in whole or in part under or in connection with this Agreement, any other Transaction Document, the Transactions or the negotiation, terms or performance hereof or thereof, (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that such Party is not subject personally to the jurisdiction of the above-named courts, that venue in any such court is improper, that such Party’s property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens or improper venue, that such Action should be transferred or removed to any court other than one of the above-named courts, that such Action should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court, and (iii) hereby agrees not to commence or prosecute any such Action other than before one of the above-named courts. Notwithstanding the previous sentence, a Party is permitted to commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

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(b) Each Party hereby (i) consents to service of process in any Action between any of the Parties arising in whole or in part under or in connection with this Agreement, any other Transaction Document, the Transactions or the negotiation, terms or performance hereof or thereof, in any manner permitted by Florida law, (ii) agrees that service of process made in accordance with Section 10.11(a) of this Agreement or made by overnight delivery by a nationally recognized courier service at such Party’s address specified pursuant to Section 10.1 of this Agreement is to constitute good and valid service of process in any such Action, and (iii) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such Action any claim that service of process made in accordance with Sections 10.11(b)(i) and (ii) of this Agreement does not constitute good and valid service of process.

10.12 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Parties are entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in any Action instituted in any court specified in Section 10.11(a) of this Agreement in addition to any other remedy to which such Party is entitled, at law or in equity. Each Party further agrees that, in the event of any action for an injunction or specific performance in respect of any such threatened or actual breach or violation, such Party shall not assert that a remedy at law would be adequate.

10.13 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS, THE TRANSACTIONS OR THE NEGOTIATION, TERMS OR PERFORMANCE HEREOF OR THEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM ARE PERMITTED TO FILE A COPY OF THIS SECTION 10.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES. THE PARTIES FURTHER AGREE TO IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY ACTION AND ANY SUCH ACTION IS INSTEAD TO BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.14 Independent Legal Counsel; Continuing Representation. Each Party has had the benefit of independent legal counsel with respect to the preparation of this Agreement. This Agreement expresses the mutual intent of the Parties, and each Party has participated equally in its preparation. The Parties acknowledge and agree that at all times relevant hereto up to the Closing, Blalock Walters, P.A. (“Blalock”) has represented only the Seller. If, subsequent to the Closing, any dispute were to arise relating in any manner to this Agreement or any other agreement between the Seller or any former holder of any Owner, on the one hand, and Buyer or its Affiliates (including the Group Companies), on the other hand, relating in any manner to this Agreement or any of the transactions contemplated herein (a “Dispute”), Buyer hereby consents to Blalock’s representation of Seller (and/or any Owner) in such Dispute. Buyer acknowledges and agrees that Blalock has been and will be providing legal advice to the Seller and the Group Companies in connection with the transactions contemplated by this Agreement and in such capacity will have obtained confidential information consisting of privileged communications, whether written or electronic, between Blalock and the managers, officers, holders of Equity Interests, accounting firm, and/or employees of the Group Companies (the “Privileged Communications”), and all files, attorney notes, drafts or other documents prepared by Blalock directly relating to this Agreement which predate the Closing (collectively, the “Blalock Work Product”). In any Dispute, the Parties waive the right to present any Blalock Work Product as evidence in any Action arising out of or related to any Dispute. The Parties waive their right to access any Blalock Work Product in connection with any Dispute. Buyer further agrees that, as to all Privileged Communications, the attorney-client privilege and the expectation of client confidence belongs to Seller (and/or any Owner as applicable) and may be controlled by the Seller (and/or any Owner in the Company) and shall not pass to or be claimed by Buyer or its Affiliates (including the Group Company) in any Dispute; provided that, Buyer and its Affiliates (including the Group Companies) shall be entitled to assert and enforce any attorney-client or other privilege in connection with the Privileged Communications in any Action that is not a Dispute.

[Signature Page Follows]

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The Parties, intending to be legally bound, hereby execute this Agreement as of the Signing Date to be effective as of the Effective Date.

BUYER:

ASSISTED 4 LIVING, INC.

By:	/s/ Louis Collier
Name:	Louis Collier
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Membership Interest Purchase Agreement]

SELLER:

TRILLIUM HEALTHCARE GROUP, LLC

By:	/s/ Richard T. Mason
Name:	Richard T. Mason
Title:	President

OWNERS:

/s/ Richard T. Mason
RICHARD T. MASON

/s/ G. Shayne Bench
G. SHAYNE BENCH

[Signature Page to Amended and Restated Membership Interest Purchase Agreement (Continued)]

Annex 1

Purchase Price Bank Account

Purchase Price Bank Account

Account Name: Trillium Healthcare Group, LLC

Account Number: **********

Bank Name: Regions Bank, NA

Bank City, State: Birmingham, AL

Bank ABA/Routing: 062005690

Exhibit A

Definitions

As used in this Agreement, the following terms have the following meanings:

“Accounts” is defined in Section 2.8 of this Agreement.

“Acquisition Proposal” is defined in Section 5.6 of this Agreement.

“Action” means any claim, action, cause of action, suit (whether in contract or tort or otherwise) or audit, litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, grievance, arbitration, investigation, opposition, interference, hearing, mediation, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person at any time, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time a director, manager or officer of, or direct or indirect beneficial holder of at least 10% of any class of the Ownership Interests of, such specified Person, (c) each Person that is managed by a common group of directors, managers and/or officers as such specified Person, (d) if such specified Person is a trust, each grantor, settlor, trustee, fiduciary, or beneficiary of such trust, (e) the members of the immediate family (including any child (whether adopted or natural born), stepchild, spouse, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law) (i) of each director, manager, officer or holder described in clause (b) in this definition, (ii) of each grantor, settlor, trustee, fiduciary, or beneficiary described in clause (d) of this definition, and (iii) if such specified Person is an individual, of such specified Person, and (f) each Person of which such specified Person or an Affiliate (as defined in the foregoing clauses (a) through (e)) of such specified Person will, directly or indirectly, beneficially own at least 10% of any class of Ownership Interests at such time.

“Affiliate Agreement” means any Contract, other than this Agreement or any other Transaction Document, between or among (i) any Seller Party or any director or indirect equity holder or Affiliate of any Group Company, or any director, officer or manager of any Group Company or any of their respective Affiliates, on the one hand and (ii) any Group Company, on the other hand.

“Agreement” is defined in the Preamble of this Agreement.

“Assets” means, with respect any specified Person, such Person’s properties, rights, interests and assets, whether real or personal and whether tangible or intangible.

“Base Cash Purchase Price” means four million dollars ($4,000,000) minus the amount of any Cash Deficit at Closing.

“Blalock Work Product” is defined in Section 10.14 of this Agreement.

“Business” is defined in the Recitals of this Agreement.

“Business Day” means any weekday other than a weekday on which banks in the City of New York, New York are authorized or required to be closed.

Exhibit A to Amended and Restated Membership Interest Purchase Agreement

“Business Development Agreement” is defined in Section 2.5(a)(viii) of this Agreement.

“Business IT Assets” means computer Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in connection with, the Business.

“Buyer” is defined in the Preamble of this Agreement.

“Buyer Closing Documents” is defined in Section 2.5(b) of this Agreement.

“Buyer Disclosure Materials” is defined in Section 3.25(c) of this Agreement.

“Buyer Fundamental Representations” is defined in Section 7.3(a)(iv) of this Agreement.

“Buyer Indemnified Person” is defined in Section 7.1(a) of this Agreement.

“Buyer SEC Documents” is defined in Section 4.6(a) of this Agreement.

“Buyer SEC Financial Statements” is defined in Section 4.6(b) of this Agreement.

“Buyer’s Key Personnel” means Roger Tichenor and Bruce Cassidy.

“Buyer’s Stock” means Common Stock and Series A Preferred Stock.

“CareTrust LOI” means that certain letter agreement, dated May 24, 2021, by and between CTR Partnership, L.P., a Delaware limited partnership, and Trillium Healthcare Group, LLC, a Florida limited liability company.

“Cash Deficit” means the amount, if any, by which Cash on Hand is less than Minimum Cash on Hand.

“Cash on Hand” means, as of 12:01 a.m. (Eastern Time) on the Closing Date, the sum of all unrestricted cash, cash equivalents and marketable securities owned by any Group Company and held in the Accounts acquired by Buyer pursuant to this Agreement, as computed in accordance with GAAP, including checks and other wire transfers, ACH transactions and drafts deposited or available for the account of any Group Company and deposits in transit, minus, the sum of, with respect to such Accounts (a) issued but uncleared checks and drafts of each Group Company, and (b) any originated but undrawn ACH transactions or other wire transfers of any Group Company.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System.

“Closing” is defined in Section 2.4 of this Agreement.

“Closing Balance Sheet” is defined in Section 2.3 of this Agreement.

“Closing Cash Amount” is defined in Section 2.2(b)(i) of this Agreement.

“Closing Date” means the date on which the Closing actually occurs.

“Closing Statement” is defined in Section 2.3 of this Agreement.

“Closing Transaction Expenses Amount” means the outstanding Transaction Expenses as of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means shares of Common Stock, par value $0.0001 per share, of Buyer.

“Company Confidential Information” is defined in Section 10.14 of this Agreement.

“Company Indemnitee” is defined in Section 5.7(b) of this Agreement.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by each Group Company, or used by any Group Company in connection with the Business.

“Company Plan” is defined in Section 3.16(a) of this Agreement.

“Company Released Parties” is defined in Section 5.16 of this Agreement.

“Compensation” means, with respect to any Person, all wages, salaries, commissions, compensation, payments, remuneration, bonuses or benefits of any kind or character whatever (including issuances or grants of Ownership Interests), required to be made or that have been made directly or indirectly to such Person or Affiliates of such Person.

“Competing Business” is defined in Section 5.9(b) of this Agreement.

“Confidentiality Agreement” is defined in Section 5.3 of this Agreement.

“Consideration” means the Base Cash Purchase Price and Stock Consideration.

“Consideration Offset Amount” equals the aggregate amount of the Omega Offset Amount and the PPP Loan Offset Amount.

“Contract” means any contract, agreement, lease, instrument, understanding or other legally binding arrangement (written or oral).

“COVID-19” means (a) the SARS-CoV-2 virus (severe acute respiratory syndrome coronavirus 2) or similar virus or any strain thereof and (b) any disease resulting from any such virus (including the disease known as COVID-19).

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, shut down, closure, or any other Legal Requirement, Government Order or directive having the force of law by any Governmental Authority in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), Families First Coronavirus Response Act (H.R. 6201) (together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor to such statutes, rules or regulations, as in effect on the Effective Date), and the Paycheck Protection Program and Health Care Enhancement Act.

“Debt” means the aggregate amount (including the current portion thereto), without duplication, of: (a) all indebtedness, contingent or otherwise, for money borrowed, purchase money indebtedness and reimbursement obligations with respect to letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) all of the indebtedness and obligations of the type described in clauses (a) and (b) of this definition guaranteed in any manner through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily or exclusively, for the purpose of enabling the debtor to make payment of the indebtedness or obligation or to insure the owners of the indebtedness or obligation against loss, but excluding the endorsements of checks and other instruments in the Ordinary Course of Business, (d) all of the indebtedness or obligations of the type described in clauses (a), (b) and (c) of this definition secured by any Encumbrance upon property, even though no Liability currently exists for the payment of such indebtedness, (e) all obligations to pay rent or other amounts under any lease of (or other arrangement covering the right to use) real or personal property that are required to be classified and accounted for as capital leases on a balance sheet as of such date computed in accordance with GAAP, (f) the deferred purchase price of Assets, property or services incurred outside the Ordinary Course of Business or to the extent more than thirty (30) days past due, (g) all indebtedness of others guaranteed or in effect guaranteed directly or indirectly in any manner, (h) all obligations for any earn-out or contingent payment or bonus or similar payment, (i) all deferred compensation, (j) all obligations with respect to the Payment Plans and Arrangements, (k) all obligations for Medicare advance payments or other amounts received in connection with any Accelerated Payment Program or Advance Payment Program administered by the Centers for Medicare & Medicaid Services (CMS) (for the avoidance of doubt, to the extent not recouped (by offset or otherwise) prior to Closing) and (l) all accrued but unpaid interest expense and all penalties, fees, charges and prepayment premiums that are payable, in each case with respect to any of the indebtedness or obligations described in this definition, including as a result of the entry into this Agreement and the consummation of the Transactions (including any repayment of Debt at or prior to the Closing).

“Deductible” means seventy thousand dollars ($70,000).

“Disclosed Contract” is defined in Section 3.18(b) of this Agreement.

“Employee Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of Section 3(1) of ERISA, (b) a pension benefit plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, phantom stock, stock appreciation right or other equity-based plan, or (d) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive, change in control, severance or termination pay, or fringe-benefit plan, program or arrangement, including any employee benefit plan as defined in Section 3(3) of ERISA.

“Encumbrance” means any charge, claim, equitable interest, lien, license, option, pledge, security interest, mortgage, encroachment, easement or restriction of any kind.

“End Date” is defined in Section 8.1(d) of this Agreement.

“Enforceability Exceptions” is defined in Section 3.2 of this Agreement.

“Environmental Claim” means any Action, Government Order, Encumbrance, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release or threat of Release of, or exposure to, any Hazardous Substance, or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any Legal Requirement, including any Contract with any Governmental Authority, relating to (a) pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, sediment, surface water, groundwater, or subsurface strata), (b) the presence of, exposure to, or management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, handling, transportation, processing, production, disposal or remediation of any Hazardous Substance, or (c) Releases or threatened Releases of Hazardous Substances. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986,42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984,42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, notice of responsibility, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit or the Release of any Hazardous Substance.

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any entity that is considered a single employer with such Person under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Payoff Letters” is defined in Section 2.5(a)(iii) of this Agreement.

“Facilities” means any buildings, plants, parking lots, parking structures, improvements or structures located on the Real Property.

“Financials” is defined in Section 3.6(a) of this Agreement.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“General Indemnification Cap” means two million eight hundred thousand dollars ($2,800,000).

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Governmental Authority” means any federal, state or local or any foreign government, or political subdivision or agent thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power (or any agent thereof), any court or tribunal (or any department, bureau, division, or agent thereof), or any arbitrator or arbitral body (or any agent thereof).

“Governmental Programs” is defined in Section 3.13(e)(i) of this Agreement.

“Group Company” and “Group Companies” are defined in the Recitals of this Agreement.

“Hazardous Substance” means (a) any material, substance, or waste, in each case, whether solid, liquid, or gas and whether naturally occurring or manmade, that is defined or regulated as a pollutant or contaminant or as hazardous, acutely hazardous, toxic, or words of similar import, under any Environmental Law, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Healthcare Laws” means all Legal Requirements applying to Persons involved in the provision or administration of, or the submission of claims for or the receipt of payment for, products or services related to healthcare, in-home care, personal care, or assisted living by reason of the nature of their businesses, including: (a) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code, the Physician Self-Referral Law, commonly known as the “Stark Law” (42 U.S.C. §§ 1395nn and 1396b), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the Federal Criminal False Claims Act (18 U.S.C. § 287), the False Statements Relating to Health Care Matters Law (18 U.S.C. § 1035), Health Care Fraud (18 U.S.C. § 1347) and any regulations promulgated pursuant to such statutes, or similar state or local statutes or regulations, (b) Medicare (Title XVIII of the Social Security Act), the regulations promulgated thereunder, (c) Medicaid (Title XIX of the Social Security Act) including the regulations promulgated thereunder as well as comparable state Medicaid statutes and regulations, (d) TRICARE (10 U.S.C. § 1071 et seq.) and the regulations promulgated thereunder, (e) quality and safety Legal Requirements relating to the regulation, storage, provision or administration of, or payment or rebates for, healthcare products or services, including prescription products, durable medical equipment, prosthetics and controlled substances, or the conducting of clinical research (e.g., Federal Food, Drug & Cosmetics Act (21 U.S.C. §§ 301 et seq.), the Controlled Substances Act (21 U.S.C. §§ 801 et seq.) and the Public Health Service Act, (42 U.S.C. §§ 201 et seq.)), (f) Legal Requirements governing the provision of healthcare services to employees with workers compensation coverage, (g) licensure Legal Requirements relating to the regulation, provision or administration of, or payment for items, services or goods related to healthcare, in-home care, personal care, or assisted living and the ownership or operation of medical or surgical equipment, or other supplies or accessories, including Legal Requirements relating to the so-called “corporate practice of medicine”, “corporate practice of nursing” or fee splitting, (h) Legal Requirements relating to certificate of need or similar Legal Requirements governing the establishment of providers, practices or services related to healthcare, in-home care, personal care, or assisted living, the acquisition of equipment or the making of healthcare capital expenditures, and (i) any and all other applicable regulatory manual provisions, policies and administrative guidance related to healthcare, in-home care, personal care, or assisted living having the force of Legal Requirements, each of (a) through (i) as may be amended from time to time.

“Healthcare Provider” is defined in Section 3.13(d) of this Agreement.

“Inbound IP Contracts” is defined in Section 3.12(c) of this Agreement.

“Indemnified Party” means, with respect to any Indemnity Claim, the party asserting such claim under Sections 7.1 or 7.2, as the case may be.

“Indemnifying Party” means, with respect to any Indemnity Claim, the party against whom such claim is asserted under Sections 7.1 or 7.2, as the case may be.

“Indemnity Claim” means a claim for indemnity under Sections 7.1 or 7.2, as the case may be.

“Initial Schedule Update” is defined in Section 5.18(a) of this Agreement.

“Intellectual Property Rights” means all domestic and foreign (a) patents and patent applications, and all patents issuing thereon, including without limitation utility, model and design patents and certificates of invention, together with all reissue patents, patents of addition, divisionals, provisional applications, renewals, continuations, continuations-in-part, substitutions, additions, extensions, confirmations, re-examinations, and all foreign counterparts of the forgoing which are in the process of being prepared, and all inventions and improvements disclosed therein, (b) trademarks, service marks, trade dress, trade names, brand names, designs, logos, commercial symbols and corporate names, and all registrations, applications and goodwill associated therewith, and the right to recover for past, present and future infringement thereof, (c) copyrights and all works of authorship, whether or not registered or copyrightable, and all applications, registrations, and renewals in connection therewith, (d) Software, including without limitation computer programs, operating systems, applications, software, firmware, tools, data files, databases, graphics, schematics, interfaces, architecture, file formats, routines, algorithms, video players, transcoding systems, content management systems, data collection tools and any and all specifications and documentation related thereto and all copyrights therein, (e) domain names, Internet addresses and other computer identifiers, web sites, URLs, web pages, unique phone numbers, registrations for any of the foregoing and similar rights and items, (f) confidential and proprietary information, including without limitation, trade secrets, know-how, business rules, data warehouse management techniques, formulae, ideas, concepts, discoveries, innovations, improvements, results, reports, information and data, research, laboratory and programmer notebooks, methods, procedures, proprietary technology, operating and maintenance manuals, engineering and other drawings and sketches, customer lists, supplier lists, pricing information, cost information, business manufacturing and production processes and techniques, designs, specifications, and blueprints, (g) all other intellectual property and proprietary rights in any form or medium known or later devised, and (h) all copies and tangible embodiments of any of the foregoing, all goodwill associated with any of the foregoing and rights to recover for past, present and future infringement associated with any of the foregoing.

“Interests” is defined in the Recitals of this Agreement.

“Interim Balance Sheet” means the consolidated balance sheet of the Group Companies within the Interim Financials.

“Interim Balance Sheet Date” means the date of the Interim Balance Sheet.

“Interim Financials” is defined in Section 3.6(a) of this Agreement.

“IP Contracts” is defined in Section 3.12(c) of this Agreement.

“IPO” means a public offering of Common Stock after the Closing pursuant to an effective registration statement filed under the Securities Act (other than a registration (i) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of Buyer pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), or (iii) in connection with any dividend or distribution reinvestment or similar plan).

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller” or similar knowledge qualifiers means the knowledge, including such knowledge that should have been obtained after reasonably diligent investigation, of Richard T. Mason, G. Shayne Bench, Shari Bench, Ken Hawkins, Sandra Bowers, Toni Vicars, Ricardo Penagos, Sam Salam, and Larry Reed.

“Leased Real Property” is defined in Section 3.11(a)(i) of this Agreement.

“Legal Requirement” means any federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, directive, policy, resolution or promulgation, or any Government Order, or any license, franchise, Permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation (including as related to Taxes) of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Losses” is defined in Section 7.1(a) of this Agreement.

“MAE Condition” is defined in Section 8.1(f) of this Agreement.

“Mason” is defined in the Preamble of this Agreement.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is, or is reasonably likely to be, materially adverse to the business, operations, Assets, condition (financial or otherwise), customer relations, employee relations, value, earnings or business prospects of the Group Companies, any Group Company or the Business, as applicable, taken as a whole, the value of the Business, the ability of any Group Company to consummate the Transactions on a timely basis or to the ability of Buyer to operate the Business immediately after the Closing in the manner operated before the Closing or own the Interests free and clear of all Encumbrances; provided, however, that none of the following shall be a “Material Adverse Effect,” nor shall any of the following be taken into account in determining whether a “Material Adverse Effect” has occurred: (a) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (b) general changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including changes in interest rates in the United States or any other country; (c) general changes in conditions in the industries in which the Group Companies conduct business; (d) changes in political conditions in the United States or any other country or region in the world; (e) acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (f) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (g) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), or any Law, pronouncement or guidance issued by a Governmental Authority, the Centers for Disease Control and Prevention, or the World Health Organization generally applicable to the industry in which the Group Companies operate providing for business closures, “sheltering-in-place” or other related restrictions; (h) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, in each case, in accordance with the terms hereof; (i) the taking of any action required or expressly contemplated by, this Agreement, or the failure to take any action expressly prohibited by this Agreement; (j) any actions taken, or failure to take action, in each case, to which Buyer has in writing expressly approved, consented to or requested following the Effective Date; (k) changes in Law; and (l) any failure by the Group Companies to meet any internal projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); except, in the case of clauses (a) through (g) and clause (k) above, to the extent such events, changes, circumstances or effects have a disproportionate affect the Group Companies, individually or in the aggregate, relative to the other participants in industries in which the Group Companies operate.

“Minimum Cash on Hand” means six million five hundred thousand dollars ($6,500,000).

“Off-the-Shelf Software” means Software, other than Open Source Software, obtained from a third party (a) on general commercial terms and that continues to be widely available on such commercial terms, (b) that is not distributed with or incorporated in any product or services of the Group Companies or any Group Company, and (c) that is licensed to the Group Companies or any Group Company for a one-time fee or an annual fee of less than five hundred dollars ($500).

“Offset Value” means an amount per share equal to one dollar ($1).

“Omega Contingency” means the entry into a definitive asset purchase agreement or other similar agreement (the “Omega Purchase Agreement”) and other definitive documents, as applicable, between one or more of the Buyer or a direct or indirect Subsidiary of the Buyer and the applicable seller parties thereto with respect to and setting forth the terms and conditions of the Omega Facilities Sale (which, for the avoidance of doubt, will not include an aggregate purchase price in excess of $59,000,000 inclusive of the deposit described in Section 2.2(b)(iii)) and, on or prior to the Omega Outside Date, the closing and consummation in full of the transactions contemplated thereby, including, without limitation, the conveyance of the real property interests of the Facilities (as such term is defined in the set forth in the Omega Lease) pursuant to the terms of the Omega Purchase Agreement.

“Omega Determination Date” the earlier of (a) the satisfaction, in full, of the Omega Contingency, and (b) the Omega Outside Date.

“Omega Facilities Sale” means the acquisition of the Facilities (as such term is defined in the Omega Lease).

“Omega Lease” means that certain Master Lease dated as of May 13, 2015, as amended by a First Amendment to Master Lease dated September 6, 2019, a Second Amendment to Master Lease dated October 7, 2019, a Third Amendment to Master Lease dated January 31, 2020, a Fourth Amendment to Master Lease dated July 22, 2020 and the Omega Consent and Amendment, in each case, by and among Crete Plus Five Property, L.L.C., a Delaware limited liability company, Iowa Lincoln County Property, L.L.C., a Delaware limited liability company, Muscatine Toledo Properties, L.L.C., a Delaware limited liability company, Avery Street Property, L.L.C., a Delaware limited liability company, Iane Properties I, LLC, a Florida limited liability company, and Iane Properties II, LLC, a Florida limited liability company.

“Omega Consent and Amendment” means that certain Consent Agreement and Fifth Amendment to Master Lease (OHI – Trillium), dated [as of even date herewith], by and among Crete Plus Five Property, L.L.C., a Delaware limited liability company, Iowa Lincoln County Property, L.L.C., a Delaware limited liability company, Muscatine Toledo Properties, L.L.C., a Delaware limited liability company, Avery Street Property, L.L.C., a Delaware limited liability company, Iane Properties I, LLC, a Florida limited liability company, and Iane Properties II, LLC, a Florida limited liability company.

“Omega Purchase Agreement” has the meaning set forth in the definition of Omega Contingency.

“Omega Offset Amount” means (a) if the Omega Contingency is not fully satisfied on or prior to the Omega Outside Date, $3,000,000, and (b) if the Omega Contingency is fully satisfied on or prior to the Omega Outside Date, $0.

“Omega Outside Date” means December 30, 2021 (or any later date agreed to as an extended outside date by mutual agreement of the applicable parties on or prior to December 30, 2021 or, in the event of any subsequent extension, such later date as extended).

“Open Source Software” means any Software, product or technology that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software or similar licensing or distribution models, including Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g., PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Standards License (SISL), (g) the BSD License, (h) Affero GPL and (i) the Apache License.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business that is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital) in the normal day-to-day operations of such Person; provided, however, that in no event shall “Ordinary Course of Business” include any breach or violation of any Legal Requirement, Government Order or Contract or violation of any Permit.

“Organizational Documents” means, with respect to any entity, (a) the certificate or articles of incorporation and the by-laws, the certificate of formation and partnership agreement or operating agreement (as applicable), and (b) any organizational or governing documents comparable to those described in clause (a) as may be applicable to such entity pursuant to any applicable Legal Requirements.

“Outbound IP Contracts” is defined in Section 3.12(c) of this Agreement.

“Owned Real Property” is defined in Section 3.11(a)(ii) of this Agreement.

“Owner” and “Owners” is defined in the Preamble of this Agreement.

“Ownership Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation and any and all ownership interests in a Person (other than a corporation), including membership/limited liability company interests, partnership interests, joint venture interests and beneficial interests, and any and all warrants, options or rights to purchase any of the foregoing.

“Parent” is defined in the definition of Subsidiaries.

“Party” or “Parties” means the signatories to this Agreement.

“Payment Plans and Arrangements” means, collectively, (a) the Repayment Plan Agreement, dated October 8, 2019, by and among Encore Rehabilitation Services, LLC, Premier Estates 523 LLC D/B/A Premier Estates of Oxford, Premier Estates 526 LLC D/B/A Premier Estates of Cincinnati-Riverview, Premier Estates 521, LLC D/B/A Premier Estates of Three Rivers, Premier Estates 524, LLC D/B/A Premier Estates of Norwood Towers, Premier Estates 525, LLC D/B/A Premier Estates of Highlands, Premier Estates 522, LLC D/B/A Premier Estates of Cincinnati-Riverside, and Premier Estates 520, LLC D/B/A Premier Estates of Middletown, (b) the Agreement for Acknowledgement of Debt and Debt Payment Plan, dated October 9, 2019, by and among PharmScript of OH, LLC and Premier Estates 524, LLC, Premier Estates 521, LLC, Premier Estates 526, LLC, Premier Estates 523, LLC, Premier Estates 520, LLC, Premier Estates 525, LLC and Premier Estates 522, LLC, and (c) any other payment agreements, plans, schedules or similar Contracts or arrangements arising from or relating to Liability of any Group Company to any vendor, supplier, creditor or other third party that is, or at the time of such arrangement was, past due or that is otherwise relating to a breach or violation of, or default under, any Contract or other payment obligation to any vendor, supplier, creditor or other third party.

“Payor” shall mean any insurer, third party administrator, employer, union trust, federal or state governmental program or any agent thereof (including but not limited to any Governmental Program, Private Program or other similar consumer of healthcare services that has authorized any Group Company to serve as a provider of healthcare services to any Payor’s members, beneficiaries, participants or the like).

“Permits” means, with respect to any Person, any license, accreditation, bond, franchise, permit, consent, waiver, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable and for which adequate reserves have been established and are reflected on the Interim Balance Sheet, (b) mechanics’, landlords’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business that are not yet due and payable (excluding mechanic’s liens that would be in violation of tenant lease obligations of any Group Company), and (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any Real Property that are not violated in any material respect by the current use and operation of the Real Property and which do not materially impair the conduct of the business of the Group Companies.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Personal Information” means any data or other information (including protected health information as defined at 45 CFR §160.103) about or from an individual, including any personally identifiable data (e.g., name, address, phone number, email address, financial account number, payment card data, government issued identifier, and health or medical information), or that is otherwise protected by or subject to any Privacy and Security Law.

“PPP Lender” means Regions Bank.

“PPP Loan Forgiveness Determination Date” the date upon which the Group Companies have received written notice from the U.S. Small Business Administration or the PPP Lender, in form reasonably acceptable to Buyer, that final determinations have been made with respect to both Paycheck Protection Program PPP Loan Forgiveness Applications (Form 3508EZ) submitted in connection with the PPP Loans, which applications were submitted on September 22, 2020 and October 22, 2020, respectively, regarding the request for forgiveness of all Liabilities for principal and interest pursuant to the PPP Loans, whether the determination is approval of forgiveness in the full amount for which forgiveness was requested, approval of partial forgiveness of the amount for which forgiveness was requested or a denial of forgiveness of all amounts for which forgiveness was requested.

“PPP Loan Contingency” means (a) the PPP Loans have been forgiven and are discharged and satisfied in full prior to the Closing, or (b) if the PPP Loans have not been forgiven and are not discharged and satisfied in full prior to the Closing, upon the SBA or PPP Lender notifying any Group Company in writing that the PPP Loans have been forgiven, discharged and satisfied in full (and receipt of documentary evidence thereof reasonably satisfactory to Buyer).

“PPP Loan Offset Amount” means (a) if as of the PPP Loan Forgiveness Determination Date the PPP Loan Contingency has not been satisfied in full, the amount as required to discharge and satisfy in full the PPP Loans, including all principal and interest and any penalties thereon and other Liabilities relating thereto, or (b) if as of the PPP Loan Forgiveness Determination Date the PPP Loan Contingency has been satisfied in full and the Group Companies have no further Liability with respect to the PPP Loans, $0.

“PPP Loans” means, individually and collectively as the context so requires, (a) that certain loan in the original principal amount of three million four hundred ten thousand dollars ($3,410,000.00) obtained by Greenside Healthcare Properties, LLC from PPP Lender pursuant to the SBA’s Payment Protection Program, as evidenced by that certain U.S. Small Business Administration Note, dated as of April 15, 2020, by and between Greenside Healthcare Properties, LLC and PPP Lender, and (b) that certain loan in the original principal amount of three million five hundred fifty thousand dollars ($3,550,000.00) obtained by IANE Properties I, LLC from PPP Lender pursuant to the SBA’s Payment Protection Program, as evidenced by that certain U.S. Small Business Administration Note, dated as of April 22, 2020, by and between IANE Properties I, LLC and PPP Lender.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Predecessor” means (a) any Person that has ever merged with or into any current or former Group Company, (b) any Person, a majority of whose Ownership Interest has ever been acquired by a current or former Group Company, (c) any Person, all or substantially all of whose Assets has ever been acquired by any current or former Group Company, and (d) any prior names of any current or former Group Company or any Person described in the foregoing clauses (a) through (c).

“Privacy and Security Laws” means all applicable Legal Requirements concerning data protection, privacy, security, or other similar Legal Requirements (including any security breach notification requirements), including the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as amended by the American Recovery and Reimbursement Act of 2009 and the regulations promulgated thereunder (the “HIPAA Regulations”), HITECH, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state Social Security number protection Legal Requirements, state data breach notification Legal Requirements, state consumer protection Legal Requirements, the European Union Directive 95/46/EC, the Dutch Personal Data Protection Act (WBP), the United Kingdom’s Data Protection Act 1998 (DPA) and Alberta’s Personal Information Protection Act.

“Private Programs” is defined in Section 3.13(e)(i) of this Agreement.

“Privileged Communications” is defined in Section 10.14 of this Agreement.

“Provider Relief Fund” is defined in Section 3.24(d) of this Agreement.

“Purchase Price” is defined in Section 2.2(a) of this Agreement.

“Purchase Price Bank Account” means the bank account set forth in Annex 1 to this Agreement.

“Real Property” is defined in Section 3.11(a) of this Agreement.

“Real Property Leases” is defined in Section 3.11(a) of this Agreement.

“Related Person” is defined in Section 3.19 of this Agreement.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration in the indoor or outdoor environment, including without limitation the movement of Hazardous Substances through the air, soil, surface water, groundwater or property.

“Released Claims” is defined in Section 5.16 of this Agreement.

“Representative” means, with respect to any Person, any director, manager, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Restricted Area” is defined in Section 5.9(b) of this Agreement.

“Restrictive Covenant Period” is defined in Section 5.9(b) of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Breach” means (a) any material unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of Personal Information or Sensitive Information, or any other event that qualifies as a “security breach” or similar terms under applicable Privacy and Security Laws; (b) any unauthorized interference with or other breach of security measures of Business IT Assets; or (c) phishing incident or ransomware attack.

“Seller” is defined in the Preamble of this Agreement.

“Seller Closing Documents” is defined in Section 2.5(a) of this Agreement.

“Seller Fundamental Representations” is defined in Section 7.3(a)(iii) of this Agreement.

“Seller Indemnified Person” is defined in Section 7.2(a) of this Agreement.

“Seller Party” and “Seller Parties” is defined in the Preamble of this Agreement.

“Seller Party Releasors” is defined in Section 5.16 of this Agreement.

“Sensitive Information” means privileged or proprietary information which, if compromised through any theft, interruption, modification, corruption, loss, misuse, or unauthorized access or disclosure, could cause serious harm to the organization owning it. Sensitive Information shall include information covered by Legal Requirement, including the Privacy and Security Laws, and Personal Information.

“Series A Preferred Stock” means shares of Series A Preferred Stock, par value $0.0001 per share, of Buyer.

“Software” means computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof

“Stock Consideration” means (a) two million five hundred thousand (2,500,000) shares of Series A Preferred Stock, and (b) shares of Common Stock valued at five million dollars ($5,000,000), which shall be determined based on a price per share of Common Stock as determined based on the average of the VWAP of Common Stock during each Trading Day during the twenty (20) Trading Day period ending one (1) Trading Day prior to the date of issuance, which, in each case, shall be subject to such reasonable restrictions, including underwriting restrictions, as determined by Buyer.

“Subsidiaries” means with respect to any Person (the “Parent”), any corporation or other Person of which Ownership Interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than Ownership Interests having such power only upon the happening of a contingency that has not occurred), are held by the Parent or one or more of its Subsidiaries.

“Tail Policies” is defined in Section 5.7(a) of this Agreement.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, in each case whether disputed or not, and (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by Contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), servers, Software, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Third Party Claim” is defined in Section 7.4(a) of this Agreement.

“Trading Day” means a day on which the Pink Open Market or other market operated by OTC Markets Group, Inc. (or any successors thereof) is open for trading.

“Transaction Documents” means this Agreement and all other agreements, documents, instruments and certificates contemplated by this Agreement, including the Seller Closing Documents and Buyer Closing Documents.

“Transaction Expenses” means (a) the costs, fees and expenses (including legal, accounting, investment banking, advisory and other costs, fees and expenses) of any Group Company incurred or committed to in connection with the negotiation, execution and consummation of this Agreement, the other Transaction Documents and the Transactions, including 50% of the cost of the Tail Policies, (b) any bonus, severance, change of control, retention or similar payment by any Group Company, or any officer, director or employee of a Group Company and any employment or other withholding Taxes related to the foregoing or to the payment of the Purchase Price, in each case, incurred or arising in connection with the consummation of the Transactions, (c) compensation, salary and bonus plan amounts and related Taxes for pre-Closing periods, and (d) any consent or similar fee required to be paid in connection with obtaining those authorizations, consents or approvals that are disclosed or are required to be disclosed on Schedules 3.3 or 3.4 of this Agreement.

“Transactions” means the sale, transfer, conveyance, assignment and delivery and purchase, acquisition and acceptance of the Interests free and clear of any Encumbrance, other than Permitted Encumbrances, and the other transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” is defined in Section 9.1 of this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code.

“VWAP” means the daily dollar volume-weighted average sale price for Common Stock on the Pink Open Market or other market operated by OTC Markets Group, Inc. on any particular Trading Day (during the period beginning at such time as such market publicly announces is the official open of trading, and ending at such time as such market publicly announces is the official close of trading), as reported by Bloomberg Financial Markets (or if the Company is unable to gain access to Bloomberg Financial Markets information or if such market is not reported by Bloomberg Financial Markets, as reasonably determined by Buyer, using share price information and volume reported on the OTC Markets website, taking the average price of the high, low and closing prices per share for a given day and multiplying by the daily trading volume for such day, for each day during the VWAP period and dividing the sum of all VWAP calculations for each day by the total trading volume for the entire VWAP period). All such determinations of VWAP shall be appropriately and equitably adjusted in accordance with the provisions set forth herein.

“Year-End Financials” is defined in Section 3.6(a) of this Agreement.

Exhibit B

Form of Assignment

[See Attached]

ASSIGNMENT AND ASSUMPTION
OF MEMBERSHIP INTERESTS

THIS ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS (this “Assignment”) is made as of June 9, 2021, by and between TRILLIUM HEALTHCARE GROUP, LLC, a Florida limited liability company (“Assignor”), and ASSISTED 4 LIVING, INC., a Nevada corporation (“Assignee”).

WITNESSETH:

WHEREAS, Assignor is the sole member and owner of all of the membership, financial, governance and other interests in Fairway Healthcare Properties, LLC and Trillium Healthcare Consulting, LLC (each individually, a “Company” and together collectively, the “Companies”);

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement, as defined below;

WHEREAS, pursuant to that certain Amended and Restated Membership Interest Purchase Agreement, dated as of June 9, 2021, by and among Assignor, Assignee, Richard T. Mason and G. Shayne Bench (the “Purchase Agreement”), Assignor desires to assign to Assignee, and Assignee desires to accept from Assignor, an assignment of the Interests in each Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Recitals. The foregoing recitals are acknowledged to be accurate and are incorporated herein by reference.

2. Assignment. Effective as of the Closing, Assignor hereby assigns, transfers, and sets over to Assignee the Interests, which includes all rights in each Company, including all economic interest, membership interest, any right to vote or participate in management, and any right to information concerning the business and affairs of the Companies.

3. Acceptance and Assumption. Effective as of the Closing, Assignee hereby acquires, takes and accepts from Assignor all rights, titles and interest in and to the Interests.

4. Substitution and Withdrawal. Effective as of the Closing, Assignee shall be the sole member of each Company with respect to the Interests and Assignor consents to such assignment and substitution in accordance with applicable law and the operating agreement and other governing documents of each Company. Effective as of the Closing, Assignor shall and does hereby withdraw from each Company as a member, cease to be a member of each Company and cease to have or exercise any right or power as a member of each Company or with respect to the Interests. The parties agree that the assignment of the Interests, the admission of Assignee as the sole member of each Company and the cessation of Assignor as the sole member of each Company shall not dissolve the Company and that the business of the Company shall continue without dissolution.

5. Terms of the Purchase Agreement. This Assignment is executed and delivered pursuant to the Purchase Agreement and is effective as of the Closing. The terms of the Purchase Agreement, including, without limitation, the representations, warranties, covenants, agreements and indemnities relating to the Interests, are incorporated into this Assignment by this reference. The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement are not superseded by this Assignment, but are to remain in full force and effect to the full extent provided in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Assignment, the terms of the Purchase Agreement are to govern.

6. Binding Effect. The provisions of this Assignment shall be binding upon Assignor, its successors and assigns, and all persons claiming by, under or through Assignor, and shall inure to the benefit of and be enforceable by Assignee and its successors and assigns.

7. Counterparts; Electronic Signatures. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. In order to expedite the execution and delivery of this Assignment by the parties hereto, signatures transmitted via facsimile or other electronic means may be used in place of original signatures on this Assignment. Each of the parties hereto intend to be bound by any signatures delivered via facsimile or other electronically transmitted means, and are aware that the other parties will rely on any such facsimile or electronically transmitted signatures, and hereby waive any defenses to the enforcement of the terms of this Assignment based on the form of signature.

[Signature Page to Follow]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the day and year first written above.

ASSIGNOR:	TRILLIUM HEALTHCARE GROUP, LLC

	By:	/s/ Richard T. Mason
	Name:	Richard T. Mason
	Title:	President

ASSIGNEE:	ASSISTED 4 LIVING, INC.

	By:	/s/ Louis Collier
	Name:	Louis Collier
	Title:	Chief Executive Officer